UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

GERMAN AMERICAN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)
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GERMAN AMERICAN BANCORP, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2021
We are pleased to notify you that we will hold the 2021 annual meeting of our shareholders on Thursday, May 20, 2021, at 6:30 P.M., Eastern Time, at the Klub Haus 61, 2031 Newton Street, Jasper, Indiana, for the following purposes:
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To elect four (4) directors, each to serve until the 2024 annual meeting of our shareholders;

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To approve, on an advisory basis, the appointment of Crowe LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and

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To transact such other business as may properly come before the meeting.

Our Board of Directors has established the close of business on March 11, 2021 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (in person or by legally-appointed proxy) if our stock records show that you owned our Common Shares at that time.
We invite you to attend this annual meeting in person. Even if you plan to attend, please complete, sign and date the accompanying proxy and return it to our agent promptly in the enclosed postage-paid envelope — or, vote by Internet or by telephone by following the instructions in the accompanying Proxy Statement.
Special Notice Regarding COVID-19: In light of the continuing risks posed by the COVID-19 pandemic, meeting attendees will be required to follow health and safety guidelines, mandates, and applicable executive orders from federal, state and local authorities in effect at the time of the meeting, including those related to personal protective equipment, such as face masks, social distancing and limited attendance at public gatherings. We may also implement additional protocols that are more stringent than federal, state and local guidelines if we determine they are necessary to protect the safety and well-being of our directors, employees and guests (e.g., we may require attendees to wear face masks even if the federal, state or local guidelines no longer require them). In any event, prior to attending the annual meeting in person, we urge you to review any applicable governmental orders and mandates and to check our website (www.germanamerican.com/annualmeeting) to see if any additional protocols will be imposed. In addition, if any orders, mandates or limitations make it necessary for us to hold the annual meeting solely by means of remote communication, we will announce that decision in advance, and details on how to participate in the annual meeting will be available at www.germanamerican.com/annualmeeting. We recommend that you visit the website to confirm the status of the annual meeting before planning to attend in person.
GERMAN AMERICAN BANCORP, INC.
D. NEIL DAUBY
Secretary
March 30, 2021
Jasper, Indiana

PROXY STATEMENT

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PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS OF
GERMAN AMERICAN BANCORP, INC.
to be held May 20, 2021
INTRODUCTION
The Board of Directors of German American Bancorp, Inc. is soliciting proxies from shareholders for its use at the 2021 annual meeting of shareholders, and at any adjournment or adjournments of that meeting. The annual meeting is scheduled to be held on Thursday, May 20, 2021, at 6:30 P.M., Eastern Time, at the Klub Haus 61, 2031 Newton Street, Jasper, Indiana.
To improve readability, German American Bancorp, Inc., which has prepared this proxy statement, will sometimes speak in this document in the first-person (using words such as “we” or “our” or “us”) and will address its shareholders using second-person words (such as “you” or “your”). We will also sometimes refer to German American Bancorp, Inc., as “the Company.” References to the Board of Directors of the Company in this proxy statement will usually be shortened to “our Board.” References to our “Proxy Committee” will refer to U. Butch Klem and Raymond W. Snowden, who are designated by the proxy cards that accompany this proxy statement as being the persons who are authorized to vote at the annual meeting those shares that are owned of record by shareholders that sign and return such proxy cards.
We are mailing this proxy statement, together with our 2020 annual report (Form 10-K) and summary annual report, a proxy card and an invitation to attend our annual meeting, to our shareholders on or about April 5, 2021.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 20, 2021:
This proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are available free of charge at www.edocumentview.com/GABC.
INFORMATION ABOUT THE MEETING AND VOTING
Purposes of the Meeting
The purposes of the annual meeting are:
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To elect four (4) directors, each to serve until the 2024 annual meeting of our shareholders;

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To approve, on an advisory basis, the appointment of Crowe LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and

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To transact such other business as may properly come before the meeting.

Special Notice Regarding COVID-19
In light of the continuing risks posed by the COVID-19 pandemic, meeting attendees will be required to follow health and safety guidelines, mandates, and applicable executive orders from federal, state and local authorities in effect at the time of the meeting, including those related to personal protective equipment, such as face masks, social distancing and limited attendance at public gatherings. We may also implement additional protocols that are more stringent than federal, state and local guidelines if we determine they are necessary to protect the safety and well-being of our directors, employees and guests (e.g., we may require attendees to wear face masks even if the federal, state or local guidelines no longer require them). In any event, prior to attending the annual meeting in person, we urge you to review any applicable governmental orders and mandates and to check our website (www.germanamerican.com/annualmeeting) to see if any additional protocols will be imposed. In addition, if any orders, mandates or limitations make it necessary for us to hold the annual meeting solely by means of remote communication, we will announce that decision in advance, and details on how to participate in the annual meeting will be available at www.germanamerican.com/annualmeeting. We recommend that you visit the website to confirm the status of the annual meeting before planning to attend in person.
Shareholders Entitled to Vote at the Meeting
Our Board has established the close of business on March 11, 2021 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (and any adjournments) if our records show that you owned our Common Shares at that time. As of this record date, 26,502,157 of our common shares were issued and outstanding, held by approximately 3,193 registered shareholders of record. Each issued and outstanding Common Share as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person at the meeting or represented by proxy.
Voting Shares By Proxy That You Hold In Your Name
You have three choices:
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VOTE BY INTERNET — www.envisionreports.com/GABC. Use the Internet to transmit your voting instructions up until 1:00 A.M. Central Time on May 20, 2021. Have your proxy card in hand when you access the web site. Follow the steps outlined on the secured website.

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VOTE BY PHONE — 1-800-652-VOTE (8683). Call toll free within the United States, Canada, and Puerto Rico any time on a touch tone telephone up until 1:00 A.M. Central Time on May 20, 2021. There is NO CHARGE to you for the call. Have your proxy card in hand when you call. Follow the instructions provided by the recorded message.

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VOTE BY MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or mail it to Proxy Services, c/o Computershare Investor Services, P.O. Box 505008, Louisville, KY 40233-9814.

Voting Shares That You Hold in Brokerage or Similar Accounts
Many shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the annual meeting. Your broker, bank, or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet.
If you hold your shares through a broker and you do not timely provide your broker with specific instructions on how to vote your shares, your broker will not be authorized to cast a vote on your behalf on Proposal 1, but will be authorized to cast a vote on your behalf, in its discretion, on Proposal 2. In such cases, a “broker non-vote” may be entered with respect to your shares on Proposal 1 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares.
Your Voting Options on Each of the Proposals
You may vote “for” or “withhold” (meaning you choose to withhold from our Proxy Committee your authority to vote) with respect to the election of each nominee for director (Proposal 1 on the proxy card). You may vote “for,” “against” or “abstain” with respect to the nonbinding advisory proposal on the approval of the appointment of Crowe LLP (Proposal 2 on the proxy card).
If any other matter is properly brought before the meeting and you have returned a proxy card (thereby appointing our Proxy Committee, or their designees, to vote your shares), your shares will be voted on that matter in accordance with the discretion and judgment of the Proxy Committee. You will have no opportunity on the proxy card to direct the Proxy Committee as to such matters due to their presently unknown nature.
Our Board’s Voting Recommendations
Our Board recommends that you vote:

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FOR the election as directors of the four (4) individuals named as its nominees in this proxy statement (Proposal 1 on the proxy card); and

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FOR the approval, on an advisory basis, of the appointment of Crowe LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 (Proposal 2 on the proxy card).

As noted above, if any other matter is properly brought before the annual meeting, the Company — through the individuals named on the enclosed proxy card acting as our Proxy Committee, or their designees, and pursuant to the authorization granted under the proxy card — will vote your shares on that matter in accordance with the discretion and judgment of the Proxy Committee.
Required Votes to Elect Directors
Four (4) positions on our Board are scheduled to be filled by vote of the shareholders at the annual meeting. As a shareholder, you are entitled to cast one vote per share for each of up to four (4) nominees for election as directors at the annual meeting, but you may not cumulate your votes (in other words, you may not cast votes representing four (4) times the number of your shares entitled to vote in favor of a single nominee). Directors are elected from among the nominees by a plurality of the votes that are cast among all nominees; this means the individuals whose names are validly placed into nomination at the meeting who receive the four (4) highest number of votes cast “for” their election will be elected as directors of the Company. A properly returned proxy indicating “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. “Broker non-votes” will not be counted as votes cast on the proposal and will have no effect on the election of directors.
Required Vote to Approve Proposals
A majority of the votes cast at the meeting will approve: (i) the proposal to approve the appointment of Crowe LLP; and (ii) all other matters that arise at the annual meeting. Shares voted “for” the proposal and shares represented by returned proxies that do not contain instructions to vote against the proposal or to abstain from voting will be counted as shares cast for the approval of the proposal. Abstentions and broker non-votes will not be treated as votes cast “for” or “against” the proposal but shall be included for purposes of determining whether a quorum is present.
Please note, however, that because the vote on the appointment of Crowe LLP is advisory in nature, the results of such vote will not be binding upon our Board or its committees.
Quorum
Indiana law provides that any shareholder action at a meeting requires that a quorum exist with respect to that meeting. Once a share is represented for any purpose at a meeting, it is deemed by Indiana law to be present for quorum purposes for the remainder of the meeting and (unless a new record date is or must be set for any such adjournment) any adjournment of that meeting.
A majority of the common shares entitled to vote at this meeting, present either in person or by proxy, will constitute a quorum for all purposes at the meeting. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.
Shares held of record by shareholders who (in person or by proxy) abstain from voting on any or all proposals (and shares represented by “broker non-votes,” described above under “Voting Shares That You Hold in Brokerage or Similar Accounts”) will be included in the number of shares present at the meeting for purposes of determining the presence of a quorum. However, abstentions and broker non-votes as to any proposal will not be considered to be votes that have been “cast” on that proposal and therefore will not affect the outcome of the vote on any proposals described by this proxy statement.
Voting on Possible Other Matters
We are not aware that any person intends to propose that any matter, other than the two (2) numbered proposals specifically described by this proxy statement, be presented for consideration or action by our shareholders at our annual meeting. If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the affirmative vote of a majority of the votes cast, unless our articles of incorporation or bylaws or applicable law require otherwise. If you vote by proxy, you will be granting our Proxy Committee authority to vote your shares on any such other matter in accordance with their discretion and judgment.
Revocation of Proxies or Voting Instructions
A shareholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the annual meeting by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If a shareholder of record has voted via the Internet or by telephone, such shareholder may also change that vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless a shareholder gives proper written notice of revocation to the Secretary before the proxy is exercised or the shareholder votes by ballot at the meeting. Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.
Solicitation of Proxies
Our Board is making this solicitation of proxies for our annual meeting. Our Company will bear all costs of such solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS
Our full Board currently consists of fourteen (14) directors, all of whom served on our Board at the conclusion of the 2020 annual meeting of the Company’s shareholders. Our Board is divided into three classes, and directors in each class generally serve a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class of directors at each annual meeting. The current classification of our Board is:
Terms expiring at this annual meeting:	Marc D. Fine, Jason M. Kelly, U. Butch Klem, Raymond W. Snowden, and Tyson J. Wagler
Terms expiring at the 2022 annual meeting:	Zachary W. Bawel, J. David Lett, Lee A. Mitchell, Christina M. Ryan, and Thomas W. Seger
Terms expiring at the 2023 annual meeting:	Chris A. Ramsey, M. Darren Root, Mark A. Schroeder, and Jack W. Sheidler
Messrs. Klem and Snowden, however, are not eligible to stand for re-election at this year’s annual meeting because each of them has attained the mandatory retirement age specified by our Company’s Bylaws (which provide that a director may not be elected after reaching the age of 69 years). In light of the vacancies that will result from the retirements of Messrs. Klem and Snowden and in accordance with our Company’s Bylaws, our Board has elected to reduce the number of directors from fourteen (14) to twelve (12) effective as of the conclusion of this year’s annual meeting. In addition, in order that the number of directors in each of our Board’s three (3) classes are as nearly equal as possible, effective as of the date of this year’s annual meeting, Ms. Ryan will be moved to the class standing for election at this year’s annual meeting.
Taking into consideration these changes, our Board, on the recommendation of the Governance/ Nominating Committee, has nominated Ms. Ryan and Messrs. Fine, Kelly and Wagler for re-election at this year’s annual meeting. If re-elected, each of these four (4) nominees will serve on our Board until the 2024 annual meeting, or until his or her successor is duly elected and qualified in accordance with the Company’s Bylaws. If any of these nominees should become unable to accept election, our Proxy Committee may vote for other person(s) selected by our Board. Our Board has no reason to believe that any of the nominees will be unable to accept election.
We present below certain information concerning our Board’s nominees for election at this year’s annual meeting, followed by information concerning those Board members who are not standing for election this year and whose term of office will continue after the annual meeting. This information includes their present principal occupations, which have been the same for the last five years, unless otherwise noted. The biographies of each of the nominees and continuing directors below contain information regarding the experiences, qualifications, attributes or skills that caused the Governance/Nominating Committee and our Board to determine that the person should be re-elected (or should continue to serve even if not standing for re-election) as a director for the Company in 2021.
Following the director biographies is information concerning our corporate governance and committee structures. We have noted in the biographies the committee memberships of those directors who serve on those standing committees about which information is provided elsewhere in this document, namely our Compensation/Human Resources, Audit, and Governance/Nominating Committees. Our directors also serve on other committees of our Board and the board of directors of the Company’s banking subsidiary that are not required to be described by this proxy statement and which are therefore not identified in these listings.
Elsewhere in this proxy statement you will find information concerning the amount of our common shares that are beneficially owned by each of our directors (see “OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS”) and information regarding the compensation of our directors (see “DIRECTOR COMPENSATION”). We urge you to review all of this information when deciding how to vote on Proposal 1.
Our Board recommends that you vote FOR all four (4) of the nominees named below.

The following persons have been nominated for election to the Board:
Nominees for Election at this Annual Meeting (with Terms to Expire at the 2024 Annual Meeting)
Marc D. Fine
Marc D. Fine, 61, has served as a director of the Company since his election in 2011. Mr. Fine was a director of the former Bank of Evansville, having been among its founding director group in 2001. Mr. Fine has practiced business law in Evansville, Indiana since 1984 and was a founding partner of the law firm of Rudolph, Fine, Porter & Johnson, LLP, in Evansville. Rudolph, Fine, Porter & Johnson, LLP merged in 2014 with Jackson Kelly PLLC. Mr. Fine is currently a member of the Executive Committee of Jackson Kelly PLLC. He is also active in many civic and community organizations and is a Commissioner of the Indiana Gaming Commission (since 2008), an official agency of the State of Indiana that oversees the state’s gaming industry. Our Board believes that Mr. Fine’s experience in business (including the banking business), state government, and law, in addition to his involvement in the Evansville business and civic communities, is of significant benefit to it.
Jason M. Kelly
Jason M. Kelly, 46, was appointed to our Board effective January 1, 2019, after having been identified and recruited by the Governance/Nominating Committee of our Board. He presently serves on the Audit Committee of the Board. Mr. Kelly is the Chief Financial Officer of Jasper Holdings, Inc., the parent company of Jasper Engines & Transmissions, a 100% Associate-Owned, 78 year-old Jasper, Indiana based company with over 3,200 employees nationwide. Mr. Kelly was previously the President and CEO of a large family owned multi-concept franchised restaurant company based in Jasper for 12 years. Mr. Kelly has extensive experience in ESOP companies, as well as, a deep background in real estate, banking, and finance having been the CFO of a mid-size commercial construction and development company in Central Indiana and regional CFO for one of the largest homebuilding companies in North America. Prior to joining the Board of Directors, Mr. Kelly had served on German American Bank’s South Central regional advisory board for the counties of Dubois, Perry, and Spencer. Mr. Kelly’s experience in real estate, operating successful and growing businesses within our markets and his solid base of banking experience and understanding of the Company’s business model and culture bring value to our Board and the Company.
Christina M. Ryan
Christina M. Ryan, 62, was appointed to our Board effective October 15, 2019. Ms. Ryan is the Chief Executive Officer and Chief Nursing Officer at the Women’s Hospital in Newburgh, Indiana, which is part of the Deaconess Health System. She was appointed to serve on the Board of Trustees for the University of Southern Indiana. She also serves on various health care industries boards throughout Indiana. She has prior banking experience as she currently serves on German American Bank’s regional advisory board for its Southwest Region, consisting of the Indiana counties of Vanderburgh and Warrick since 2013. Ms. Ryan, therefore, brings health care industry knowledge to our Board, as well as insights into economic development initiatives in our growth banking markets.
Tyson J. Wagler
Tyson J. Wagler, 41, was appointed to our Board effective October 15, 2019. He currently serves on the Audit Committee of our Board. Mr. Wagler is a partner in Frette & Wagler LLC, a Washington, Indiana-based CPA firm, which offers a wide range of tax and accounting services for individuals and a variety of businesses. Mr. Wagler has over sixteen years of experience in the accounting profession. He serves on the board of the Daviess County Community Hospital and has prior banking experience having previously served on German American Bank’s regional advisory board for its West Region, consisting of the Indiana counties of Daviess, Knox, Martin, Pike and Gibson, since 2013. Mr. Wagler’s extensive experience providing tax and accounting services, as well as his service on our Bank’s advisory board, enable him to be a significant contributor to our Board.

Continuing Directors of the Class with Terms Expiring at the 2022 Annual Meeting
Zachary W. Bawel
Zachary W. Bawel, 56, was appointed to our Board effective July 1, 2018, after having been identified and recruited by the Governance/Nominating Committee of our Board. He is a member of the Compensation/Human Resources Committee of our Board and has served as the Committee’s Chairman since July 1, 2020. Prior to becoming Chairman, he served as Co-Chairman of the Committee. Mr. Bawel is President & COO of Jasper Engines & Transmissions, a 100% Associate-Owned, 78 year-old Jasper, Indiana based company with over 3,200 employees nationwide. He has over 32 years of sales, distribution and management experience with the company, having served as President since 2011. Mr. Bawel currently also serves on the executive committee and on the board of directors of Jasper Engines, is a member of the advisory board of WireCrafters LLC, the nation’s leading manufacturer of woven and welded wire partitions and other related material handling products, he is a board member of Brake Supply, based in Evansville, Indiana, and he also joined the board of Lochmueller Group, a Midwest regional consulting firm with emphasis on infrastructure improvements. He also has prior banking experience having previously served on German American Bank’s regional advisory board for its South Central Region, consisting of the Indiana counties of Dubois, Perry and Spencer, since 2013. The Board believes that Mr. Bawel’s strong business acumen, solid base of banking experience and understanding of the Company’s business model and culture are valuable resources to our Board and the Company.
J. David Lett
J. David Lett, 68, a director of the Company since 2000 and a member of its Governance/Nominating Committee, has practiced law for over 36 years with Lett & Jones, a law firm in Martin County, Indiana (part of the Company’s southern Indiana market area) that provides legal services to a wide range of individual, governmental and organizational clientèle in Martin, Daviess and Dubois Counties. Mr. Lett’s professional and civic relationships and stature within these communities position him well to offer valuable insight and perspective on a variety of matters relating to the Company’s banking, insurance, investment, and trust services.
Lee A. Mitchell
Lee A. Mitchell, 56, was appointed to our Board effective October 29, 2018, as a result of the merger with First Security, Inc. (“First Security”), having served as Chairman of the Board at First Security. Mr. Mitchell, who had served as a director of First Security since 1998, has owned and operated the L. Mitchell Farms since 1984. He is also President and Chief Executive Officer of Amino Health, Inc., a position he has held since January, 2018. Our Board believes that Mr. Mitchell’s knowledge of the markets in which First Security has operated and his familiarity with First Security’s personnel and history make his service as a director valuable to the Company.
Thomas W. Seger
Thomas W. Seger, 63, has served as a director of the Company since his election to a newly-created board seat, effective August 16, 2011. He serves as a “co-lead independent director” (along with Mr. Klem) of our Board and is a member of the Compensation/Human Resources and Governance/Nominating Committees of our Board. Mr. Seger is President of Wabash Valley Produce, Inc., a large poultry producer, headquartered in Dubois, Indiana, an officer of Simple Transport, Inc., which is also located in Dubois, Indiana, and an owner of Farbest Foods. As a result of his almost 40 years of experience in poultry and agriculture, Mr. Seger brings to our Board unique perspectives based on his knowledge of the agricultural industry on a local, regional, and national level. In addition, Mr. Seger’s many years of experience in human resource management with Wabash Valley enhance his effectiveness as a member of our Compensation/Human Resources Committee.
Continuing Directors of the Class with Terms Expiring at the 2023 Annual Meeting
Chris A. Ramsey
Chris A. Ramsey, 64, has served as a director of the Company since his election to a newly-created board seat, effective January 1, 2011. Mr. Ramsey is president of Ramsey Enterprises, LLC (a real estate company based in Tell City, Indiana) and the owner of several businesses in the construction and real estate industry with over 41 years’ experience in real estate. Mr. Ramsey has served on the boards of directors of the former Bank of Evansville, the former Tell City National Bank (Tell City, Indiana) and former First National Bank (Cannelton, Indiana). Mr. Ramsey therefore brings valuable bank director experience, as well as, real estate experience to our Board.
M. Darren Root
M. Darren Root, 60, was appointed to the Board effective January 1, 2013. Mr. Root serves as the Chairman of the Audit Committee of our Board. Mr. Root is Vice President of Market Strategy for Right Networks, LLC and general manager of Rootworks, a wholly owned subsidiary of Right Networks, LLC. Rootworks is a membership-based consulting firm dedicated to educating small and mid-size accounting firms on technology, practice management, marketing, branding and more. Mr. Root holds CPA, CITP (Certified Information Technology Professional), and CGMA (Chartered Global Management Accountant) credentials. Mr. Root is the author of “The Intentional Accountant” and co-authored the books “The E-Myth Accountant” and “Youtility for Accountants.” He is the former Executive Editor of CPA Practice Advisor. Our Board believes that Mr. Root’s knowledge base in the areas of accounting, audit, finance, and technology enhances Board and Audit Committee decision-making, and that he brings a depth of knowledge of the Bloomington, Indiana market area to the Board.
Mark A. Schroeder
Mark A. Schroeder, 67, has served as a director of the Company since 1991, as its Chief Executive Officer since 1999 and as its Chairman since 2009. Mr. Schroeder, who was licensed as a certified public accountant in Indiana in 1995, has over 45 years of day-to-day banking experience, including experience as the Company’s chief lending officer and as the Company’s chief financial officer and chief operating officer. Mr. Schroeder is active in Indiana and national industry organizations, including the boards of directors of leading state and national community banking industry associations, and since 2007 has served as Vice Chairman of the Board of Members of the Indiana Department of Financial Institutions, an official agency of the State of Indiana that oversees the banking and finance industry. Our Board believes that Mr. Schroeder’s banking industry knowledge and experience, and his insights as CEO, are invaluable.
Jack W. Sheidler
Jack W. Sheidler, 64, was appointed to our Board effective October 15, 2019, as a result of the merger with Citizens First Corporation (“Citizens”). Mr. Sheidler, who was the Chairman of the Board of Citizens since 2009, has been an active real estate investor/developer for over 30 years. He is the CEO and principal of various real estate development and investment companies, based in Bowling Green, Kentucky. His companies primarily focus on multi-family, retail, and office acquisition or development throughout the Southeast. Our Board believes that Mr. Sheidler’s knowledge of the real estate industry and the markets in which Citizens has operated and his familiarity with Citizens’ personnel and history make his service as a director valuable to the Company.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRACTICES
We recognize the growing investor interest in “Environmental, Social, and Corporate Governance” frameworks. This perspective is aligned with the way we have always viewed our corporate purpose and the keys to our success. Simply stated, our long-term success is built and dependent on the long-term, sustainable success of all who live, work and do business in the communities we serve. As stated in our mission statement, “German American is dedicated to helping individuals, families and businesses achieve greater prosperity and quality of life.” We firmly believe that how we deliver on our mission will determine how well we create and preserve long-term, sustainable value for all our stakeholders, including our shareholders. Put another way, we believe the interests of our long term shareholders are wholly aligned with the needs and interests of our customers, employees, vendors, regulators and the communities we serve.
While we believe we have a good ESG story to tell, we also know that our work for the common interests of our stakeholders, particularly those individuals, businesses, municipalities and non-profit clients, as well as the broader communities we serve, is never finished. Rather, it will require a commitment that extends well beyond the present, which includes living out our standards of integrity, responsive services, innovation and shared values, understanding more fully societal needs and impacts of our actions and making continuous improvements for delivering on our mission over the course of time.
Here are some of the ways we endeavor to address the environmental, social and governance issues for the benefit of our stakeholders:
Our People
As a service-oriented business, our long-term success depends on our people. As the Company has grown, the importance of our talent strategy has only intensified. For those reasons, we are committed to taking a multi-dimensional approach to talent and culture.
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Diversity, Equity and Inclusion:   At German American, we develop relationships based on a strong foundation of trust and mutual respect to help create loyal customers and a loyal team. The relationships we develop enhance our unified goal of serving individuals, families and businesses to achieve financial success. Our culture is what unifies our team across our business model and geographic footprint, ensures we are best positioned to serve our diverse clients and communities, and propels our continuous evolution. Our culture is rooted in our guiding values, which you can read more about in our 2020 Summary Annual Report available on our website at www.germanamerican.com.

•
Oversight of Our Progress:   Transparency and accountability are critical to informing and improving our recruiting and development practices. We are committed to furthering the leadership by our Board through the inclusion of female and diverse directors, as detailed in the Company’s Corporate Governance Guidelines and the Governance/Nominating Committee Charter available on our website at www.germanamerican.com. Within our workforce, we track and monitor employee data such as hiring, promotions and attrition at all levels throughout the Company. We also review performance data and promotion and compensation information to facilitate fair and objective decision-making. During regular reviews of each business unit, senior management engages in focused conversations with each business about their plans and progress in professional development of their teams and with respect to diversity, equity and inclusion.

•
Talent Vision and Strategy:   Our people and culture are critical to the Company’s long-term success. As such, our talent vision and strategy focus on:

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Enabling change management and performance teams that generate career opportunities for our people and create future leaders of the organization.

•
Empathy towards others gives us a unique understanding and ability to provide internal and external service excellence.

•
Our talent vision and strategy must be implemented in the context of an evolving business with accelerating velocity of change. In order to reflect the ongoing transformation in our industry, we are focused on:

•
Our culture of taking initiative, accepting challenges, and achieving goals.

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Delivering a consistent, fair and high-quality experience for our people.

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Designing an organizational model that supports our diversified lines of business.

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Developing a scalable technology platform to effectively deploy and develop our people, processes and systems.

•
Talent Development:   We believe a critical driver of our Company’s future growth is our ability to grow our team members’ knowledge, skills and abilities. We are committed to identifying and developing talent to help our team members accelerate their growth and achieve their career goals. We provide developmental opportunities for our team through a robust set of formal and informal programs.

•
German American’s Leadership by Choice program is a set of immersive experiences and collaborative interactions, developing leadership skills over an eighteen-month period, followed by ongoing professional learning communities designed to further participants’ leadership skills. The program is built around a series of best-in-class leadership principles and their application by participants as they lead their current teams.

•
German American’s Mentoring Program pairs members of our Executive and Senior Leadership teams with leaders throughout the organization to provide formal and informal opportunities for personal growth, organizational insight and relationship development.

•
New Employee Orientation introduces new team members to our history, vision, mission, and guiding values.

•
The Future Commercial and Business Banking Program is a multi-year rotational program for current employees and recent college graduates. Progressing the program as a cohort, it exposes participants to the fundamentals of commercial and retail banking, including the funding and pricing of commercial loans, credit analysis and relationship sales.

•
The Tuition Reimbursement Program reflects our philosophy of continuous learning and provides reimbursement of tuition related expenses incurred through accredited institutions of higher education.

•
The IVY Tech Bank Cohort Education Program was developed and made available through a partnership between the Company and IVY Tech Community College to provide opportunities for our team members to obtain a College degree among colleagues.

•
The Summer Internship Program immerses college students into a variety of experiences designed to deepen participants’ knowledge and sharpen employment skills. During the 10 to 12 week program, participants are enriched with a deeper understanding of the financial services industry and how German American’s business model is making a positive impact on the local communities it serves. This has served as a strong talent identification and recruitment program for us.

We engage in talent review and succession planning continuously and engage in a formal review annually to reaffirm existing and identify new high potential, talented and diverse team members as we strive to deepen, enhance and diversify our leadership bench. We then implement multi-year individual development plans for these team members which include special assignments, structured learning, assessments, external coaching, sponsorship and hands-on work, and a blend of small group and individually tailored development opportunities.
Our Communities
Community leadership is a core value of German American. For over 110 years, the Company has given back to our communities to help build good places to live, work, raise families, and build businesses. This service to our communities is one of our principal values and has defined who we are and how we do business. To ensure our long-term success, our strategic plan includes strategies for active and effective engagement with all segments of our communities. We serve with a wide range of products and services offered to individuals and to small and medium-sized businesses throughout our footprint. Our aim is to grow our business and achieve appropriate returns for our shareholders by strengthening our communities. Here are some highlights:
•
Our first priority is to deliver outstanding service to all of our clients without compromising the safe and sound operation of the Bank.

•
We provide consumer and business products and services designed to support and strengthen all within the communities we serve.

•
We give special consideration to the banking needs (including credit needs) of sustainable small businesses, low-to-moderate income individuals and neighborhoods, and community organizations that show they have a positive lasting impact on our communities.

•
We have an extensive and active financial wellness program designed to support employees of our business clients and the unbanked and underbanked throughout our communities.

•
We seek to strengthen our communities by supplying financial and human resources to civic, charitable, and other non-profit community service organizations throughout our footprint.

•
We recognize we are committed to and accountable for performance under the Community Reinvestment Act (CRA) but, more importantly, we are accountable to our clients and the people who live and work in our markets. Our 2020 CRA Qualified Community Development Loans exceeded $100 million, and our CRA Qualified Investments, Donations and Grants were approximately $10 million.

•
In 2020, German American also donated more than $2 million to non-profit organizations and community development efforts in our communities. Additionally, our team members, in spite of pandemic restrictions, volunteered approximately 3,000 hours of service in 2020 to organizations that assure a safety net of social services, community development, good health care, opportunities for spiritual development, education, and the arts.

The Environment
At German American, we recognize the impact our operations can have on the environment and we are working to reduce our carbon footprint. We do this by focusing on LED conversions and timely replacement of HVAC systems in our existing buildings and the installation of the most energy efficient alternatives in connection with new construction. Further, we mandate the recycling of shred waste throughout our footprint as well as striving to optimize building occupancy in an effort to limit the adverse impact of unnecessary expansion. Additionally, we drive reductions in our carbon footprint through the utilization of technology and digital channels, including payments, credit, savings, remittances, mobile banking, imaging systems and a board portal for providing board material and information. During 2020, our mobile and online banking utilization increased by 37%, our website traffic increased by 14% and Customer Care Center volume increased by 13%.
Governance
Solid business ethics and strong corporate governance begins with an unwavering tone at the top of the organization. German American’s Board of Directors is committed to strong corporate governance principles and full transparency in all areas of our operations. All outside board members, as well as the members of the Audit, Compensation and the Governance/Nominating Committees meet the independence standards established by the SEC, Nasdaq and the FDIC, as well those prescribed in our Corporate Governance Guidelines and the Governance/Nominating Committee Charter available on our website at www.germanamerican.com. Elsewhere within this Proxy Statement are further details about our corporate governance policies and procedures.
Outlined below are details regarding our commitment to integrity, business ethics and digital security.
•
Integrity and Business Ethics:   We are committed to doing what is right, acting with integrity, and holding ourselves accountable. We have an established formal Code of Business Conduct (available on our website at www.germanamerican.com) that provides additional clarity and focus on the ethical behavior we expect of all team members and members of our Board. The Code is supported by underlying policies as well as by interactive online training that all team members complete annually. Members of the Board also annually acknowledge their obligations under the Code of Conduct. It is critical for our team to understand our expectations and always do what is right. Our team also need to be comfortable speaking up with no fear of retaliation if they have a concern or see something that does not seem quite right.
Our Code of Business Conduct requires all team members and board members to adhere to our policies, recognize unethical behavior, and report suspected unethical or illegal conduct. We provide for several alternative channels for the reporting of possible illegal or unethical behavior. Under the Code of Conduct, employees are invited to report any possible illegal or unethical activity through our Section 301 Procedures or to the Human Resource Department, without fear of recrimination or retaliation. We also have an Open-Door Policy that encourages team members to bring any questions or concerns to their supervisor, their supervisor’s manager, department head, or corporate management, without fear of recrimination or retaliation. The procedure for reporting employee concerns directly to the Chief Risk Officer and Chief Internal Auditor is yet another channel for escalation of possible illegal or unethical behavior to an executive who is independent from front-line sales and service team members.
To further its risk oversight role, our Board adopted an Enterprise-Wide Risk Management Policy calling for a culture of honesty and transparency. Consistent with the Company’s values, built on a foundation of integrity for generations, it is the Board’s expectation that management shall continue its commitment to a culture of transparency that encourages employees to be open, candid and fact-based in discussing risk issues, making all relevant facts and information available so the Company is able to make informed decisions. Finally, our independent Compliance Review and Bank Secrecy Act Programs, along with our Strategic Customer Service Program, serve to identify and escalate to executive management and the Board any potentially illegal or unethical behavior or unsafe and unsound practices.
•
Data Security and Privacy:   Our Board is actively engaged in the oversight of German American’s cyber and information security program. Our Audit/Risk Committee and Technology Committee receive quarterly reports on the program and on developments in the cyber and information security sector from our Senior Technology Officer and Chief Risk Officer. Additionally, our Technology Committee, a subcommittee of the Board comprised of directors with technology industry backgrounds, periodically receives reports from the leaders of our digital banking, technology and information security teams. On an annual basis, senior members of the digital banking, technology, risk and information security teams provide a comprehensive overview of the Company’s cyber and information security program to the Board. Highlights of our cyber and information security governance include:

•
The Company employs an in-depth, multi-layered strategy of control programs, including monitoring external and internal threats and events, managing access, facilitating use of appropriate authentication options, validating controls and programs by internal teams and independent third parties and testing various compromise scenarios that are overseen by our information security team.

•
The Company invests in threat intelligence and participates in financial services industry and government forums which track and report on cyber and other information security threats.

•
The Company routinely performs vulnerability tests.

•
The Company’s cyber and information security program regularly incorporates external expertise.

•
The Company actively maintains Payment Card Industry/Data Security Standards certification at the service provider level and an Attestation of Compliance is available upon request.

CORPORATE GOVERNANCE
Board Leadership Structure
Our Board is currently led by two co-lead independent directors and by a Chairman of the Board. The lead independent directors assist our Board in assuring effective corporate governance and each may serve as a chairperson of meetings of the independent directors that are held without the presence of any directors who may at that time be deemed not to be independent. The lead independent directors may also each chair meetings of our Board during any meetings or portions of meetings if the Chairman of the Board is absent. The Chairman of the Board chairs meetings of our Board (other than the separate sessions only of the Board’s independent directors) and of our shareholders. Mr. Klem and Mr. Seger are our Board’s co-lead independent directors and Mr. Schroeder (our Chief Executive Officer) is our Chairman of the Board.
In anticipation of Mr. Klem’s scheduled retirement from our Board effective as of the Company’s 2021 annual meeting of shareholders (as a result of reaching the mandatory retirement age specified by our Bylaws), the Board determined it is in the best interests of the Company and its shareholders to move to a two director, “co-lead” model in an effort to transition the lead independent director role to Mr. Klem’s successor. With Mr. Seger’s vast business experience, as well as substantial experience on our Board, including strong and effective leadership as Chairman of our Board’s Compensation/Human Resources Committee, the Board concluded that Mr. Seger was well-positioned for an expanded leadership role with our Board. As such, Mr. Seger was appointed as a co-lead independent director (serving along with Mr. Klem) in 2019 as a transition step in becoming the Board’s sole, lead independent director upon Mr. Klem’s retirement in 2021.
Our Board believes that this leadership structure is the most appropriate for our Company. Our Board believes that it benefits by the efficiencies achieved in having the role of CEO and Chairman combined in the same individual (Mr. Schroeder), and that the detailed knowledge of our day-to-day operations and business possessed by our Chairman of the Board as a result of his also acting as our CEO greatly enhances the decision-making processes of our Board as a whole. The independence of the Board as a whole is not compromised, however, as a result of the active involvement of Messrs. Klem and Seger as the designated co-lead independent directors, who are in a position to ensure that the powers and duties of the Chairman are being handled responsibly despite the dual role held by the Chairman as CEO. Furthermore, consistent with Nasdaq listing requirements, the independent directors regularly meet in independent sessions without Mr. Schroeder in attendance.
Director Independence
In accordance with rules of The Nasdaq Stock Market, our Board affirmatively determines the independence of each Director and nominee for election as a Director. Our Board has determined that each of the Directors of the Company (identified above) is independent under the definitions and interpretations of Nasdaq because none of them have any relationship with the Company that, in the opinion of our Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, except that Mark A. Schroeder is not independent because he is the Chairman and Chief Executive Officer of the Company.
Our Board has not established its own definitions (different from the definitions and interpretations of Nasdaq) for determining whether its members are independent, but rather reviews such independence determinations on the basis of the total mix of information available to our Board at the time of the making of each such determination. Included in this information are any relationships (such as the ordinary course loan transactions by the Company’s bank subsidiary with members of our Board and their related persons, or the membership of directors in law firms that may provide legal services to the Company and its subsidiaries) that the Company has or may have with its directors that are disclosed in the Company’s most recent proxy statement or that become known to our Board from time to time after the issuance of that proxy statement.
Subsidiary Board Memberships
All members of our Board also serve on the board of directors of German American Bank, our wholly-owned bank subsidiary, and, if applicable, upon the same committees of the bank subsidiary board of directors as they serve on our Board. In addition:

•
Several of our directors participate in selected meetings of the separate advisory boards of certain banking regions of our bank subsidiary, as follows: Mr. Bawel, South Central Region; Messrs. Lett and Wagler, West Region; Mr. Fine and Ms. Ryan, Southwest Region; Mr. Root, North Region; and Mr. Klem, floats between Regions; and

•
Directors Bawel, Lett, Ramsey, Schroeder, and Sheidler are members of the boards of directors of two of our other principal operating subsidiaries, German American Investment Services, Inc. and German American Insurance, Inc.

Risk Oversight
All members of our Board oversee the management of our Company’s affairs directly and through its committees. In doing so, our Board acts at all times with a view to the best interests of our Company and our shareholders. In fulfilling its mandate, our Board, among other matters, is responsible for reviewing the principal risks of our Company’s business to ensure the appropriate systems are in place to manage these risks. In addition, recognizing the potential impact our operations may have on our environment and the communities we serve, our Board maintains responsibility for overseeing the balance of our financial and operational priorities with environmental, social and governance issues affecting our employees and communities in order to manage the related reputational risks. The Audit Committee of our Board is charged with the responsibility to assist our Board in monitoring our principal financial risks and the processes employed to manage such risks. In discharging its mandate, the Audit Committee of our Board discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management practices. The Company’s management also keeps our Board informed of cybersecurity developments by providing periodic reports on cybersecurity metrics and updates on preventive measures being taken to avoid attacks. As the Company reviews and updates it cybersecurity plans and policies, it will continue to take the steps necessary to ensure effective Board oversight of this area and will provide disclosures relating to such oversight that are consistent with the “Statement and Guidance on Public Company Cybersecurity Disclosures” released by the Securities and Exchange Commission (the “SEC”).
Committees and Attendance
Our Board held ten (10) meetings during 2020. All of the directors who acted as such at any time during 2020 attended at least 75% of the aggregate number of meetings of our Board and the committees on which he or she served that were held during 2020. While the Board did not hold any special meetings related to the Coronavirus Disease 2019 (“COVID-19”), the pandemic, and steps taken to address its impact, were discussed in regularly scheduled Board and committee meetings of the Company and board meetings of German American Bank.
Our Board has standing committees that address issues relating to audit, executive compensation, corporate governance and director nominations:
•
The Audit Committee, presently consisting of Directors Kelly, Root (Chairman), Snowden and Wagler, met five (5) times in 2020. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements and internal control over financial reporting.

•
The Compensation/Human Resources Committee, presently consisting of Directors Bawel (Chairman), Klem, Ryan and Seger, met five (5) times during 2020. The Compensation/Human Resources Committee reviews compensation for the executives and officers, other than our Executive Officers that are covered in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, and makes recommendations to our Board with respect to the compensation of such Executive Officers.

•
The Governance/Nominating Committee, presently consisting of Directors Bawel, Klem (Chairman), Lett and Seger, met eight (8) times during 2020. The Governance/Nominating Committee assists our Board with respect to the composition, performance and functioning of our Board (including the recommendation of nominees for election or appointment to our Board) and the effectiveness of the Company’s corporate structure and governance.

Each of the members of the Audit Committee, Compensation/Human Resources Committee and the Governance/Nominating Committee is an independent director, as that term is defined by the listing standards of Nasdaq. In addition, each member of the Audit Committee and of the Compensation/Human Resources Committee satisfies the additional independence requirements specified by those listing standards for audit committee members and compensation committees, respectively.
Code of Business Conduct
The Board has adopted a Code of Business Conduct, which constitutes a “code of ethics” as that term is defined by SEC rules adopted under the Sarbanes-Oxley Act of 2002. The Company has posted a copy of the Code of Business Conduct on its Internet website (www.germanamerican.com). The Company intends to satisfy its disclosure requirements under Item 5.05 of Form 8-K regarding certain amendments to, or waivers of, the Code of Business Conduct, by posting such information on its Internet website, except that waivers that must under Nasdaq rules be filed with the SEC on Form 8-K will be so filed.
Corporate Governance Guidelines
The Board’s Corporate Governance Guidelines are available for review by shareholders in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s web site, www.germanamerican.com. These Guidelines address (among other matters):
•
the composition and structure of the board, including the independence of directors and board leadership, each of which are discussed above;

•
the criteria and procedures for assessing the effectiveness and suitability for service of directors and proposed directors, inclusive of a desire of diversity at the board level;

•
the responsibilities and compensation of directors;

•
the identification, structure and composition of the committees of our Board;

•
the policy of our Board to hold executive sessions of the independent board members (without the presence of management or other directors deemed by our Board not to be independent) in connection with each regularly scheduled Board meeting, and at other times as necessary; and

•
procedures by which shareholders may communicate with our Board.

In addition, the Corporate Governance Guidelines establish expectations for ownership of our common stock by our non-employee directors and our Chief Executive Officer. Under these guidelines, non-employee directors are expected to attain an investment position in shares of our common stock (measured by the same rules as are used for determining the number of shares beneficially owned in our annual meeting proxy statement) equal to a multiple of three times their current annual cash and equity retainer and the Chief Executive Officer is expected to attain an investment position in our common shares equal to three times his or her base salary. Exceptions to these ownership guidelines may be approved by the lead independent Director(s) for good reason.
Director Nominations Process
Our Board adopted a charter for the Governance/Nominating Committee in 2013. The charter directs the Governance/Nominating Committee to evaluate candidates for nomination by our Board for election to our Board, and specifies that our Board will consider for nomination for election to our Board only those candidates who are recommended for nomination by the Governance/Nominating Committee. In December 2020, the charter of the Governance/Nominating Committee was amended to provide that diversity, inclusive of gender, race and ethnicity, shall be part of the selection criteria for determining the individuals to be considered for election and re-election to the Board. Further, the amended charter provides that the Governance/Nominating Committee shall endeavor in good faith to include women and people of color in each candidate pool for a position on the Board and in senior management. There is currently one woman on the Board of Directors and no persons of color. A current copy of the charter is available for review by shareholders in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s web site, www.germanamerican.com.

In evaluating candidates for membership on our Board, the Governance/Nominating Committee is required by the charter to consider favorably those candidates who, in the Governance/Nominating Committee’s judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional and national issues affecting business; (b) have a background that serves our Board’s interest in a membership comprised of individuals with varied occupational experience and perspective, as well as reflects diversity of gender, race and ethnicity; (c) have sufficient time to devote to the Company’s business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance of the Company’s Code of Business Conduct; (e) have a history, within the Company’s banking markets, of community involvement and civic-mindedness; (f) are not engaged (directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, the Company’s interests; and (g) possess the ability to oversee, as a director, the business and affairs of the Company for the benefit of all constituencies of the Company.
The charter further specifies that, in connection with each annual meeting of shareholders, the Governance/Nominating Committee will consider candidates (based on individual qualifications and the needs of our Board as determined from time to time by the Governance/Nominating Committee) that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the Governance/Nominating Committee in care of the Secretary of the Company, mailed by registered or certified mail (return receipt requested), and received by the Secretary at the Company’s principal executive offices on or before December 1st of the year preceding the annual meeting for which the recommendation is made.
In addition to considering candidates who are recommended by shareholders, the Governance/Nominating Committee will meet from time to time with members of our Board, including the Chief Executive Officer and other officers who may be members of our Board, and with other Executive Officers of the Company with a view to identifying persons who may be qualified to serve on our Board. The Governance/Nominating Committee may also, in its discretion as granted by the charter, engage a third-party search firm to assist in identifying and evaluating potential candidates. All candidates (regardless of whether identified through shareholder recommendations) shall be evaluated according to the same standards, except that (a) incumbent directors who are standing for re-election may receive preference on account of their prior experience with the business and affairs of the Company, and (b) candidates who may be considered for election to our Board pursuant to any understanding or agreement negotiated by the Company with any third party may receive preference in accordance with the special terms of such understanding or agreement.
The charter provides that the Governance/Nominating Committee shall not recommend any candidate to our Board as a nominee for election as director unless such candidate (a) will be at least 35 years of age at the time of election (our Bylaws also provide that no person 69 years of age or older at time of election shall be elected to our Board, unless waived by our Board); (b) will not serve, at the time of election, as a director of more than two other companies that file reports with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (c) in the judgment of the members of the Governance/Nominating Committee, has the ability to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement, (d) has not been involved in any legal proceedings of the type described by Item 401(f) of Regulation S-K of the SEC, which legal proceedings would be disclosable in the Company’s next proxy statement, and (e) will satisfy the director qualification requirements established from time to time by the Company’s Bylaws, unless the Governance/Nominating Committee has determined that it would be in the best interests of the Company for our Board to waive such Bylaws qualification requirements in respect of that particular candidate. In addition, the charter provides that the Governance/Nominating Committee shall consider candidates with a view to ensuring that at least two thirds of the members of our Board (assuming that all candidates recommended by the Governance/Nominating Committee are elected to our Board) will, as a result of prior service on our Board or otherwise, have business experience in the banking, insurance, or securities industries.
The Governance/Nominating Committee recommended to our Board that the four (4) nominees named in this proxy statement, each an incumbent director, be nominated for election at this year’s annual meeting.

Shareholder Communications and Engagement with Directors and Executive Management
Our Board has adopted a procedure by which shareholders may send communications to our Board as part of the Corporate Governance Guidelines. These Guidelines are available for review by shareholders in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s web site, www.germanamerican.com. Further, it is the policy of this Board that all of its members attend each annual meeting of the shareholders of the Company that occurs during their tenure on our Board. With the exception of Mr. Mitchell, all of the members of our Board who were in office at such time attended the 2020 annual meeting of shareholders.
Since last year’s annual meeting, the Company’s Board members and executive management team engaged in discussions with shareholders representing more than 25 percent of the Company’s common stock. These discussions involved a variety of topics to ensure that the Company is addressing shareholder concerns, seeking shareholder input and providing perspective on the Company’s strategy. Feedback from our shareholders was shared with the full Board and executive management team. This continued exchange contributes to governance and disclosure enhancements that help us address the issues that our shareholders tell us matter most to them. Importantly, this engagement process assists us in achieving our strategic objectives, creating long-term value, maintaining our culture of compliance, and contributing to our environmental, social, and governance activities.

OUR EXECUTIVE OFFICERS
Our Executive Officers, as of the date of this proxy statement, are:
Name	Principal Positions	Age

Mark A. Schroeder	Chairman and Chief Executive Officer of the Company and its bank subsidiary; Director of the Company and its principal subsidiaries.	67
Clay W. Ewing	Executive Vice Chairman of the Company and its bank subsidiary.	65
D. Neil Dauby	President, Chief Operating Officer and Secretary of the Company, and President and Chief Operating Officer of the Company’s bank subsidiary.	57
Bradley M. Rust	Senior Executive Vice President and Chief Financial Officer of the Company and its bank subsidiary.	54
Randall L. Braun	Executive Vice President and Chief Banking Officer of the Company and its bank subsidiary.	61
Keith A. Leinenbach	Executive Vice President and Chief Credit Officer of the Company and its bank subsidiary.	62
Effective January 1, 2021, Mr. Ewing assumed the newly created position of Executive Vice Chairman, Mr. Dauby assumed the position of President, Chief Operating Officer and Secretary, Mr. Rust assumed the position of Senior Executive Vice President, and Mr. Braun assumed the position of Chief Banking Officer.
Mr. Ewing previously had served as the Company’s President and Chief Banking Officer, as well as the Company’s Secretary. In his new role as Executive Vice Chairman, Mr. Ewing is serving in a senior advisory capacity in anticipation of his expected retirement during the second quarter of 2021.
Mr. Dauby previously served as the Company’s Executive Vice President and Chief Commercial Banking Officer. He was designated as an Executive Officer of the Company for certain securities law purposes at the annual reorganization meeting of our Board of Directors held in 2016. Mr. Dauby, who holds a certified public accountant designation, joined German American in 2001, following a 15-year career in public accounting. He previously served as president of one of German American’s community banking subsidiaries. As President and Chief Operating Officer, Mr. Dauby assumed direct operating responsibility for all facets of the Company, reporting directly to Mr. Schroeder.
Mr. Rust previously served as the Company’s Executive Vice President and Chief Financial Officer. In his expanded role as Senior Executive Vice President, Mr. Rust assumed more extensive involvement in the executive oversight of the operations of the Company’s business units, as well as continuing in his role as Chief Financial Officer with responsibility for the Company’s accounting and finance functions, including mergers and acquisitions, institutional research and shareholder relations.
Mr. Braun previously served as the Company’s Executive Vice President and Chief Development Officer. As Chief Banking Officer, Mr. Braun assumed responsibility for the strategy and execution of our banking lines including commercial, retail and mortgage. He also provides executive oversight for our marketing operations.

OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS
The following table presents certain information as of March 11, 2021 regarding the beneficial ownership of our common shares by our directors and Executive Officers.
Name	Common Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Zachary W. Bawel	9,631	*
Marc D. Fine	39,428	*
Jason M. Kelly	4,922	*
U. Butch Klem	344,651(2)	1.3%
J. David Lett	84,276(3)	*
Lee A. Mitchell	50,070(4)	*
Chris A. Ramsey	306,308(5)	1.2%
M. Darren Root	13,744	*
Christina M. Ryan	5,231	*
Mark A. Schroeder	163,000(6)	*
Thomas W. Seger	551,967(7)	2.1%
Jack W. Sheidler	53,538	*
Raymond W. Snowden	36,229(8)	*
Tyson J. Wagler	5,009(9)	*
Clay W. Ewing	93,422	*
D. Neil Dauby	18,546	*
Bradley M. Rust	48,668(10)	*
Randall L. Braun	17,698	*
Keith A. Leinenbach	40,849	*
All directors and Executive Officers as a group (19 persons)	2,054,733(11)(12)	7.8%

*
Represents less than one percent.

(1)
Unless otherwise indicated in a footnote, each person possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by him or her, and he or she is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with him or her or by partnerships or corporations with which he or she is associated.

(2)
Includes 4,750 shares held jointly by Mr. Klem and his spouse, and 150,497 shares owned by Mr. Klem’s spouse.

(3)
Includes 1,328 shares held jointly by Mr. Lett and his spouse, and 2,929 shares owned by Mr. Lett’s spouse.

(4)
Includes 4,151 shares held by Mr. Mitchell’s spouse and 29,932 shares held in an irrevocable trust of which Mr. Mitchell is the trustee and his children are the beneficiaries.

(5)
Includes 8,871 shares held jointly by Mr. Ramsey and his spouse, and 272,908 shares held by companies of which Mr. Ramsey is an officer.

(6)
Includes 40,713 shares held jointly by Mr. Schroeder and his spouse.

(7)
Includes 354,632 held jointly by Mr. Seger and his spouse, 67,203 shares held in a Foundation of which Mr. Seger is administrator, and 125,826 shares owned by companies of which Mr. Seger is an officer.

(8)
Includes 33,458 shares held jointly by Mr. Snowden and his spouse, and 322 shares held by Mr. Snowden’s grandson.

(9)
Includes 735 shares held jointly by Mr. Wagler and his spouse.

(10)
Includes 16,465 shares held jointly by Mr. Rust and his spouse.

(11)
Includes 1,125,502 shares as to which voting and/or investment powers were shared by members of the group with others.

(12)
Also includes an aggregate of 167,546 shares that are held by the Company’s trust subsidiary in fiduciary accounts for customers. Our directors (by Board action) and Executive Officers may be deemed to have the power to direct the trust subsidiary’s voting decisions with respect to all of these fiduciary shares, and to direct the trust subsidiary’s disposition decisions with respect to all of these fiduciary shares. Our directors and Executive Officers have no pecuniary interest in any of these trust subsidiary shares. Further, any exercise by them of any power to direct the voting or disposition of these shares by the trust company would be subject to the trust company’s fiduciary duties under applicable law and the governing fiduciary instruments.

PRINCIPAL OWNERS OF COMMON SHARES
Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common shares of the Company as of March 11, 2021 (assuming that their holdings have not changed from such other date as may be shown below):
Name	Common Shares Beneficially Owned	Percentage of Outstanding Shares
BlackRock, Inc.(1)	1,927,680(1)	7.3%(2)

(1)
Based solely on BlackRock, Inc.’s statement on Schedule 13G (Amendment No. 11) of beneficial ownership as of December 31, 2020, which was filed on January 29, 2021, with the SEC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)
The percentage is calculated on the basis of 26,502,157 common shares outstanding as of March 11, 2021.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Audit Fees.   The Company has paid, or expects to pay, audit fees (including cost reimbursements) to Crowe LLP (“Crowe”) for services including the audit of the Company’s consolidated financial statements for the calendar years ended 2020 and 2019, the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act for such years, the review of the interim consolidated financial statements included in quarterly reports during such years, the audit of HUD for 2020 and 2019, and the review of registration statements and providing related consents in the amount of $491,500 for 2020 and $596,878 for 2019.
Audit-Related Fees.   The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe for audit-related services rendered during 2020 of $23,500 and during 2019 of $19,500. These services included audit-related consulting and the audit of the Captive Insurance Agency for 2020 and 2019.
Tax Fees.   The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe for tax services rendered during 2020 of $137,515 and during 2019 of $106,505. These services included tax return preparation for the Company, the Captive Insurance Agency, an acquired entity, and the REIT, as well as assistance with tax reporting matters and consulting.
Pre-Approval by Audit Committee of Principal Accountant Services.   The Audit Committee of our Board (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or its subsidiaries. Under these SEC rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied. None of the services of Crowe that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the SEC rules.

REPORT OF THE AUDIT COMMITTEE
Our Board adopted an amended and restated charter for the Audit Committee in 2013 and reviewed and confirmed the charter’s continued adequacy and effectiveness at its annual reorganization meeting in June 2020. The Audit Committee charter is available in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s web site, www.germanamerican.com. The charter states that the purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements and internal control over financial reporting. It is not, however, the Audit Committee’s responsibility under the charter to prepare and certify the Company’s financial statements, to guarantee the independent registered public accounting firm’s report, or to guarantee other disclosures by the Company. Audit Committee members are not employees of the Company and are not performing the functions of auditors or accountants. The Board has designated each of Mr. Root and Mr. Wagler as an “Audit Committee Financial Expert.”
Independence of Audit Committee Members
The Audit Committee is currently comprised of four (4) members of our Board, whose names appear below this Report of Audit Committee. All of the members of the Audit Committee are independent, as that term is defined by Nasdaq listing requirements that are applicable to the members of the Company’s Audit Committee.
Review with Management and Independent Accountants
Management is responsible for the Company’s internal controls and its accounting and financial reporting processes. The independent registered public accounting firm is responsible for performing audits of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to oversee these processes.
In this context, the Audit Committee has met and held discussions with management and with Crowe, the independent registered public accounting firm for the Company, with respect to the Company’s consolidated financial statements for the calendar year 2020. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2020 were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16 (Communication with Audit Committees).
The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board (PCAOB) Rule 3520, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining that firm’s independence.
Based upon the discussions and reviews referred to above, the Audit Committee has recommended to our Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:
M. Darren Root, Chairman
Jason M. Kelly
Raymond W. Snowden
Tyson J. Wagler

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Compensation Discussion and Analysis (“CD&A”) explains our compensation program for the executive officers of the Company identified in the Executive Compensation section of this proxy statement (each, an “Executive Officer” and, collectively, the “Executive Officers”). The CD&A also describes the process followed by the Compensation/Human Resources Committee (the “Committee”) for making pay decisions, as well as its rationale for specific compensation related decisions related to 2020.
Our Compensation Objectives
Our Compensation/Human Resources Committee has the responsibility for establishing and reviewing our compensation philosophy objectives. The Committee also is charged with making recommendations to our Board regarding the compensation of the officers of the Company that are covered by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, including the Executive Officers. In these roles, the Committee has sought to compensate our Executives Officers in a fair, reasonable, and competitive manner. In designing and implementing our compensation program for our Executive Officers, we primarily intend to:
•
attract and retain highly-skilled executives in a competitive environment;

•
provide financial incentives intended to align the Executive Officers’ interests with those of our shareholders; and

•
pay relative to performance (the higher the performance, the greater the compensation reward).

The Company’s compensation philosophy seeks to reward “upside” via the short and long-term incentive plans when strong performance warrants such payouts.
Impact of COVID-19
The COVID-19 pandemic significantly impacted the Company throughout 2020. The Executive Officers directed the Company’s response as it navigated business disruptions, employee and customer safety, government stimulus packages, customer loan accommodations and credit risks. Because of the Company’s strong performance in the face of all of these challenges, the Compensation Committee made no adjustment to the Company’s executive compensation programs for 2020. There are no current plans for any changes in 2021 as a result of COVID-19. On a Company-wide basis, there have been no salary reductions or modifications to non-executive bonus plans. All compensation plans have remained unaltered during the COVID-19 pandemic. Certain non-executive employees, who were instrumental in successfully executing our Paycheck Protection Program and other related projects, were rewarded with one-time bonuses paid in 2020.
How We Set Executive Compensation
The Company does not have employment agreements with the Executive Officers. As a result, the Committee has flexibility in recommending to the Board the annual compensation of the Executive Officers. We believe that not having employee agreements provides us with more flexibility and adaptability when making annual compensation decisions. It is the Company’s preference to not be bound by terms in an agreement for multiple years.
The Company has a Compensation Philosophy that provides guidance to the Committee when making decisions surrounding the compensation of the Executive Officers. Our philosophy generally targets near the market median (peer 50th percentile) for Executive Officer base salaries. We also place a strong emphasis on incentive compensation programs that strive to provide an alignment between pay and performance. The Company believes in rewarding the Executive Officers with significant incentive compensation awards if Company performance is high versus peer (above 75th percentile). This is a critical piece in the compensation plan design at the Company and is realized through the ability of the Executive Officers to annually earn both short-term and long-term incentive payouts when performance justifies such awards.

The Company conducts triennial “say on pay” proposal advisory votes. At our annual meeting of shareholders held in 2020, and as required by the “say-on-pay” rules of the SEC, we sought the approval, on an advisory basis, of our shareholders, concerning our executive compensation program as described in the proxy statement for that meeting. A vast majority (approximately 96%) of our shareholders whose shares were present at the 2020 annual meeting and who voted (or affirmatively abstained from voting (excluding broker non-votes)) on the say-on-pay proposal voted to approve such compensation. Recognizing the shareholder support for current programs and policies, the Compensation/Human Resources Committee did not implement any significant changes to our executive compensation programs as a result of the 2020 shareholder advisory vote. The Compensation/ Human Resources Committee intends to continue to monitor the results of our triennial “say-on-pay” proposal votes (the next shareholder advisory vote will be requested in 2023) and to incorporate such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor will likely be assigned a quantitative weighting.
Since 2012, the Committee has engaged Blanchard Consulting Group (“BCG”) (an independent third-party banking compensation consultant) to assist with executive and board compensation decisions. In 2020, BCG provided a report to evaluate our executive compensation programs and assess the Company’s pay compared to peers and industry best practices. The Committee intends to continue to work with BCG on compensation matters. For more detail on other projects completed in 2020, see the “Independent Compensation Consultant” section.
Peer Group Selection and Analysis
Since 2012, the Committee has worked with BCG to determine and utilize a peer group of publicly traded banks which is evaluated annually and updated as needed. In 2020, the Company reviewed and assessed whether the 2019 peer group needed modifications for 2020. It was determined that the 2019 peer group remained appropriate for 2020, other than the deletion of MutualFirst Financial, Inc., which was acquired in early 2020, and the addition of Premier Financial Corp. In 2020, the peer group’s 2019 year-end asset size ranged from $1 billion to $10 billion, consisting of banks located in Indiana and surrounding states. The median asset size of our 2020 peer group for year-end 2019 was $4.2 billion, with the Company’s assets at $4.4 billion for the same time period (the same timeframe as the peer executive compensation reported and analyzed in BCG’s 2020 projects as applicable). Currently, the Company’s assets are approximately $5.0 billion.
Our current peer group includes the following 20 financial institutions:
Horizon Bancorp, Inc.	S.Y. Bancorp, Inc.	Republic Bancorp, Inc.	Civista Bancshares, Inc.
Independent Bank Corporation	Park National Corporation	Peoples Bancorp Inc.	LCNB Corp.
First Financial Corporation	1st Source Corporation	Mercantile Bank Corporation	Farmers National Banc Corp.
Lakeland Financial Corporation	Community Trust Bancorp, Inc.	First Busey Corporation	Premier Financial Corp.
First Mid-Illinois Bancshares, Inc.	Midland States Bancorp, Inc.	QCR Holdings, Inc.	Macatawa Bank Corp.
Independent Compensation Consultant
During 2020, the Compensation/Human Resources Committee continued to utilize BCG as its independent third-party compensation consultant. BCG is a national firm with an exclusive focus on the banking and financial services industry. BCG does not provide any services to the Company besides compensation consulting services. BCG reports directly to the Compensation/Human Resources Committee. The scope of 2020 consulting projects included the following: a total compensation review and succession planning analysis review for the top six executive officers/positions (the “Executive Officers”), a senior management compensation review, proxy writing assistance, and a pay versus performance executive compensation analysis report, which detailed the Company’s link between Executive Officer pay and performance against that of the peer group. The Compensation/Human Resources Committee and executive management utilized BCG’s 2020 reports (and BCG’s 2019 board of director compensation report) to assist with executive and board compensation decisions during 2020, but did not solely rely on them. The ultimate decisions made by the Committee and management were a balance between internal views and strategy along with the outside perspective of our independent consultant.
Executive Pay Versus Peer Performance Analysis
The Compensation/Human Resources Committee historically engages BCG periodically (every two to three years) to conduct a detailed pay versus performance analysis in order to measure the Company’s financial performance and evaluate its link to Executive Officer pay compared to that of the peer group executives. Going forward, the plan is for BCG to conduct a pay versus performance analysis on an annual basis. The analysis conducted by BCG in 2020 was used in the decision-making process for determining executive pay and evaluating the executives’ incentive pay design. The analysis evaluates 1 and 3-year performance, and 1 and 3-year executive compensation as compared to our current peer group executives. For each time period, the analysis reviews alignment of the executive compensation of the Company’s and peer named executive officers (using each peer’s Summary Compensation Table pay) compared to financial performance. The analysis focuses on multiple performance criteria as the Company and its independent consultant feel it is important to review performance from a well-balanced perspective. The analysis evaluates six financial measures: return on average equity (ROAE), core earnings per share (EPS) growth, 1-year total shareholder return (TSR), return on average assets (ROAA), efficiency ratio, and non-performing assets to total assets ratio (NPA ratio).
The 2020 pay-for-performance peer analysis conducted by BCG found that for 2019 year-end (which was the same timeframe as peer executive compensation reported and analyzed in BCG’s 2020 projects), GABC’s overall average of the six financial metrics described previously and the three-year average (2017Y-2019Y) of the performance metrics versus peer resulted in the Company’s performance near the 70th percentile compared to peer.
Based upon this review, the Compensation/Human Resources Committee concluded that the Company’s overall performance was above the peer group median, and the Company used this report to evaluate the pay-for-performance alignment and to consider if changes or modifications were needed to the current compensation package for Executive Officers. Overall, the 2020 executive compensation assessment from BCG found that the 2019 Company pay levels were below market median on salaries, cash compensation, and direct compensation. However, the assessment also found that the Company’s award opportunity levels under the short and long-term incentive plans remained competitive versus the peer group and industry practices.
The Company continues to evaluate the alignment between compensation and performance for the Executive Officers. The pay-for-performance analysis as described above evaluates whether the Company has a compensation program design for Executive Officers that is working in accordance with the Company’s compensation philosophy. Again, it is our goal to only provide incentive rewards when strong performance warrants such payments. It also allows us to easily compare our 2020 performance to historical performance.
The Company’s 2020 Financial Performance
Despite the challenges presented by COVID-19, for the 11th consecutive year, the Company achieved record earnings, posting annual net income of $62.2 million, or $2.34 per share, for the year ended December 31, 2020. This level of net income represents an increase of $3.0 million, or approximately 2% on a per share basis, from the year ended December 31, 2019 net income of $59.2 million, or $2.29 per share.
The Company adopted ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326) (“CECL”) on January 1, 2020. As a result, the Company recognized a one-time cumulative adjustment to the allowance for credit losses of $15.7 million. The increase was primarily related to the Company’s acquired loan portfolio which totaled approximately $851.1 million at the time of adoption.
In response to the COVID-19 pandemic, the Company made many operational adjustments to protect the health and safety of its employees and customers. Among them were: (1) implementing a work-from-home policy for over 40% of our employees, (2) implementing cleaning and safety protocols recommended by governmental health departments, (3) prioritizing drive-thru and appointment banking, and (4) educating our customers on a multitude of electronic delivery options, such as mobile banking, online banking, bill pay, and treasury management. German American Bank has never been closed for business during COVID-19 and successfully adjusted its operations to handle, among other challenges, the unprecedented volume of activity related to loan accommodations and lending under the Paycheck Protection Program.
On July 1, 2019, the Company completed its acquisition of Citizens First Corporation (“Citizens First”) through the merger of Citizens First with and into the Company. Immediately following completion of the Citizens First holding company merger, Citizens First’s subsidiary bank, Citizen First Bank, Inc., was merged with and into the Company’s subsidiary bank, German American Bank. Citizens First, headquartered in Bowling Green, Kentucky operated eight retail banking offices through Citizens First Bank, Inc. in Barren, Hart, Simpson and Warren Counties in Kentucky. As of the closing of the transaction, Citizens First had total assets of approximately $456.0 million, total loans of approximately $364.6 million, and total deposits of approximately $370.8 million. The Company issued approximately 1.7 million shares of its common stock, and paid approximately $15.5 million in cash, in exchange for all of the issued and outstanding shares of common stock of Citizens First.
While the year ended December 31, 2019 included acquisition-related expenses of approximately $3.4 million (approximately $2.6 million or $0.10 per share, on an after tax basis), the Company’s 2020 results reflect a full year’s effect of the Citizens First acquisition.
Compensation Components
The executive compensation program consists of three basic elements:
•
base salary;

•
short-term cash incentive awards for annual performance; and

•
long-term incentive awards granted under the German American Bancorp, Inc. 2019 Long-Term Equity Incentive Plan (the “2019 LTI Plan”) for performance over a longer period (typically three years).

The Company’s short and long-term incentive plans are designed to create a pay for performance structure that links executive pay to long-term shareholder value and strong financial performance. The 2020 compensation studies conducted by BCG verified consistency in driving the Company’s strategy and performance through prospective incentive plans that mitigate risk and appropriately balance profitability, strategic, and quality related metrics. The BCG study re-confirmed we have adequate and appropriate compensation tools available to attract, motivate and retain high-quality, skilled executives which provide a mix of short and long-term compensation opportunities. As stated previously, we desire to align pay with performance and require strong financial performance for our Executive Officers to receive any payment under our short and long-term incentive plans. Our incentive plan designs were generally found to be consistent with industry best practices.
In 2020, the incentive plan alignment with company goals was similar to the alignment of prior years. We evaluate our pay-for-performance alignment annually and we believe our incentive plans for 2020 are appropriately aligned with company goals and our pay-for-performance philosophy. Historically, there was a slight misalignment between our pay and performance levels when compared to peer. Our pay levels seemed to be below our stated philosophy as our performance has been stronger versus peer (i.e. above median), but our pay levels were not aligned with this same positioning. While our incentive plan earning opportunities under our short- and long-term incentive plans were competitive versus market, our below market salaries did not allow our executives to fully achieve our pay-for-performance philosophy design in terms of above market median cash and direct compensation when performance was strong (70th percentile) compared to peer. Therefore, in 2020, considerable salary increases were implemented, and incentive plan earning opportunities were modified slightly (discussed in more detail later). We strive to ensure our executive compensation programs avoid complacency, which may require occasional modifications as we see necessary to best achieve our compensation philosophy goals. We felt slight modifications were appropriate during 2020.

In addition, we offer a 401(k) retirement plan and certain Executive Officers are also eligible for nonqualified deferred compensation plans. Messrs. Rust and Leinenbach are also each party to a supplemental executive retirement agreement with the Company’s bank subsidiary. See the “Retirement/Deferred Compensation Benefits” section below for additional information on these agreements.
Base Salary
The Company attempts to provide the Executive Officers with a base salary that is market competitive with the salaries offered by other bank holding companies of comparable size in Indiana and the surrounding states. The Compensation Philosophy targets the median (50th percentile) of the competitive market for base salaries. The Committee determined the 2020 base salaries for the Executive Officers by reviewing market and peer comparisons provided by BCG, which provided peer group median salaries and salary survey data from the banking and financial industry. Overall, the report showed certain of our Executive Officer salaries were significantly below market median, when our philosophy is to target near the median of market for base salary. Additionally, the 2020 base salaries for Mr. Dauby and Mr. Rust were increased in recognition of their transition to Senior Executive Management roles under the Company’s previously announced management succession plan. This was the primary reason our salary increases were considerable in 2020 versus our 2019 salary increases. We also wanted to better achieve our pay-for-performance compensation philosophy and salary increases were necessary to meet this objective. Base salary levels set the foundation for direct compensation, since the opportunity levels for our incentive plans (short- and long-term) are defined as a percentage of base salary. We also relied on recommendations from the CEO for each of the other Executive Officers (except the CEO). Base salary decisions surrounding the CEO also incorporated such items as his tenure and the Company’s financial performance. We also take into consideration experience of the individual, performance of the individual, and desired market positioning considering the incentive compensation program design at the Company. In all cases, the Committee recommended to the Board that the CEO and each Executive Officer’s 2020 base salary be the value disclosed in the table below, and the Board accepted those recommendations. The base salary increases for the Executive Officers for 2020 (as compared to their base salaries in 2019) were as follows:
Executive	2020 Base Salary	2019 Base Salary	% Increase
Mr. Schroeder	$600,000	$487,441*	23.1%
Mr. Ewing	$375,000	$305,000	23.0%
Mr. Rust	$350,000	$270,000	29.6%
Mr. Braun	$270,750	$235,000	15.2%
Mr. Leinenbach	$295,000	$242,000	21.9%
Mr. Dauby	$350,000	$235,000	48.9%

*
The Committee determined that, beginning in July 2020, Mr. Schroeder would no longer receive separate director fee compensation. For comparison purposes, Mr. Schroeder’s 2019 base salary includes director compensation received during 2019 in the amount of $57,441.

Executive Management Incentive Plan
For performance during 2020, the Company continued to maintain an Executive Management Incentive Plan (the “Plan”) for certain key officers, including the Executive Officers. Under this Plan, the Company pays additional compensation in the form of annual cash incentive awards that are contingent upon the achievement of certain annual goals (described in this subsection), and long-term incentive awards that are contingent upon the achievement of certain long-term goals (described in the next subsection).
Short-Term Cash Incentive Awards
The Plan provides each officer with a “balanced scorecard” for the short-term cash incentive award portion of the Plan. The “balanced scorecard” establishes specific corporate and shareholder-related performance goals balanced by goals from the officer’s individual area of responsibility and his or her expected level of contribution to the Company’s achievement of its corporate goals. The alignment with company goals were similar to past years. The balanced scorecard approach is designed to encourage a consistent, long-term management approach to enhancing shareholder value. Cash incentive payments that are authorized to be paid to eligible officers under the Executive Management Incentive Plan are payable in quarterly installments during the year following the year in which the services were performed and are contingent only upon such Executive Officer’s continued employment with the Company through the date of payment of each quarterly installment. The Plan also has a “clawback” provision which allows the Company to recoup awards under certain circumstances such as a material misstatement of financial performance.
During the first quarter of 2020, the Board (by the vote of the members of the Board who are not “interested directors” within the meaning of Nasdaq’s independence rules, and at the recommendation of the Committee) established potential short-term cash incentive awards for the Executive Officers as percentages of their 2020 base salary (which ranged from 26.25% to 37.50% of base salary for “good” performance, depending upon the Executive Officer), with maximum awards (payable only for “exceptional” performance — where established goals were substantially exceeded) ranging from 61.25% to 87.50% of base salary (depending upon the Executive Officer). Short-term incentive award opportunities were modified slightly from 2019 to 2020 in order to better align the short-term incentive plan payouts with the Company’s pay versus performance philosophy. Our historical analysis was showing a slight disconnect between pay and performance and we felt these modifications to the performance levels under the short-term cash incentive plan would achieve better pay versus performance alignment when compared to the competitive environment. Specifically, the opportunities (as a percentage of base salary) for the 2020 short-term cash incentive awards were as follows:
	Potential 2020 Short-Term Award as Percentage of 2020 Base Salary at the Following Performance Levels
Executive	Good	Very Good	Exceptional
Mr. Schroeder	37.50%	62.50%	87.50%
Mr. Ewing	30.00%	50.00%	70.00%
Mr. Rust	26.25%	43.75%	61.25%
Mr. Braun	26.25%	43.75%	61.25%
Mr. Leinenbach	26.25%	43.75%	61.25%
Mr. Dauby	26.25%	43.75%	61.25%
Credit is given proportionately for performance falling between the levels, but is not given for performance that is not at least at the threshold level (i.e., “good” performance). We also have a maximum payout level (i.e., for “exceptional” performance) for each executive, which effectively puts a “cap” on any awards and assists with mitigating risk in this incentive program.
The Board requires that a minimum net income trigger be met before the Plan is “turned on.” Net income was chosen as the trigger because it is the most appropriate measure of bank profitability, and a prevalent metric in which to measure financial stability. If this minimum net income trigger is not achieved for the calendar year performance period, then the entire plan is not funded and no payouts are made to any participants under the Plan. For 2020, the minimum net income trigger was set at $48,000,000. The Company’s goal for the short-term incentive plan design is to allow for incentive pay “upside” when strong performance warrants such payouts (as stated in our compensation philosophy).
Cash incentive award criteria for services during 2020 under the scorecards were based on the following weightings for the Executive Officers:
Short-term Cash Incentive Award Criteria	Percentage of Potential Award
Corporate Operating Results: Formula assessments of 2020 corporate performance, which assists in measuring the alignment of executive and shareholder interests.	80%
Judgmental/Individual Criteria: Formula and/or judgmental assessments of personal or area of responsibility performance during 2020.	20%
Total	100%

Short-term Cash Incentive Corporate Performance Scorecard Metrics
Corporate Operating Measures (80% weighting)
For 2020, the corporate performance metrics listed below were used. When selecting the five performance measures, the Company’s goals, strategic plan, and industry standards were taken into consideration. The Company strongly believes in a balanced scorecard approach, which takes into consideration increasing shareholder value, quality vs. cost ratios, loan growth, deposit growth, etc. We use a balance of profitability/growth related metrics along with quality measures to best measure overall financial performance. The five short-term corporate performance criteria for 2020 (summarized in the table below) have remained unchanged since 2015. The performance criteria are reviewed annually, and the Company believes they are still appropriate measures of short-term performance per our business strategy. Therefore, for 2020, they continued to be the most relevant performance measures for alignment with our strategic goals.
Corporate Operating Measures	Percentage Weighting
Income/revenue measures (applied to all Executive Officers):
Fully-diluted earnings per common share growth	25%
Efficiency ratio	10%
Consolidated balance sheet measures (applied to all Executive Officers):
Growth in core organic taxable loans	20%
Growth in core organic deposits and repurchase agreements	15%
Non-performing assets to total assets ratio	10%
Total	80%
Judgmental/Individual Measures (20% weighting)
For 2020, judgmental/individual measures (20% weight for Executive Officers) were based on overall performance of the executive, including business unit or department performance. The criteria relating to business unit performance or departmental performance (if such performance was applicable to a particular Executive Officer’s scorecard) were focused on performance of the business unit or department headed by each executive. Criteria are determined annually based on the strategic goals of the executive’s respective business unit or department. Consistent with prior years, these criteria were assigned a weighting percentage based on the executive’s position and authority. Final performance was based on the Board’s assessment for the CEO, the CEO’s assessment for Mr. Ewing’s and Mr. Rust’s performance, and the CEO’s assessment, with input from the President (Mr. Ewing), for the performance of Mr. Leinenbach, Mr. Braun, and Mr. Dauby.
Similar to prior years, the Committee established the annual target levels of achievement to be challenging yet reasonably attainable, with threshold awards (i.e., “good” performance”) set at expected levels of attainment, and maximum awards (i.e., “exceptional” performance) set at an extremely difficult level to achieve. This was assessed using a combination of budget, our historical performance, peer group performance, and the Company’s best estimates for 2020 performance. When setting the target level for each corporate measure, however, the Company did not necessarily attempt to tie that level to the Company’s expectations for 2020; therefore, some of the measures require the achievement of greater-than-expected corporate performance at the targeted level, and some will reward achievement of lesser-than-expected corporate performance at the targeted level. Overall, however, and on a balanced approach when weighing all of the formula and judgmental performance factors (income statement, balance sheet, and personal) in accordance with the scorecard weights, the Company believes that the target levels are appropriately challenging. The annual cash incentive metrics for 2020 remained unchanged from 2019. However, Executive Officer short-term cash earning opportunity levels for 2020 have been slightly modified from 2019, as described previously. In selecting the 2020 performance measures the Committee noted the following:
•
We defined core organic taxable loan growth to mean the growth in the average balance of our consolidated core organic taxable loans in December 2020 as compared to our average balances of our consolidated core organic loans in December 2019.

•
We defined core organic deposit and repurchase agreement growth to mean the growth in the average balance of our consolidated core organic deposits and repurchase agreements in December 2020 as compared to our average balances of our consolidated core organic deposits and repurchase agreements in December 2019.

•
We determined the non-performing assets to total assets ratio based on the average of the four quarter-end ratios during the year.

Short-Term Cash Incentive 2020 Actual Performance
In the first quarter of 2021, the Board, upon the recommendation of the Committee, determined the short-term cash incentive award amounts payable in 2021 to the Executive Officers, including the CEO, for their services during 2020. The incentive amounts are included in the 2020 information in the Summary Compensation Table. The Committee’s recommendations were based on the Committee’s assessment of the degree to which the corporate and personal goals established by the 2020 scorecards of the Executive Officers were achieved. The Executive Officers received awards that were determined in accordance with the formulas relating to the short-term corporate performance criteria and judgment of job performance established by the respective 2020 scorecards. The 2020 actual short-term cash incentive payouts that were earned ranged from 31.6% to 45.7% of salary for the Executive Officers. These awards were based on the following performance levels:
Corporate Operating Measures	2020 Result
Net income “trigger”	Exceeded
Income/revenue measures:
Fully-diluted earnings per common share growth	Below Good (Threshold)
Efficiency ratio	Exceptional Performance
Consolidated balance sheet measures:
Growth in core organic taxable loans	Below Good (Threshold)
Growth in core organic deposits and repurchase agreements	Above Exceptional
Non-performing assets to total assets ratio	Between Very Good & Exceptional
Overall short-term incentive performance	Between Good & Very Good
Discretionary Cash Awards
No discretionary cash awards were made to the Executive Officers in 2020.
Long-Term Incentive Awards
The 2020 LTI Plan provides for the potential award of incentive and non-qualified stock options and other equity-based awards, including restricted stock (“LTI Awards”). In recent years, restricted stock awards have been awarded as the equity portion under the LTI Plan. The use of Restricted Stock, or full-value equity grants, is very prevalent within the banking industry based on our independent compensation consulting studies and regulatory best practices. As such, we felt it was appropriate from a market competitive standpoint to again utilize this type of equity award in 2020.
The LTI performance awards (for 2020 performance) were paid out as 100% equity, in the form of restricted stock grants. This was a change from previous years when the awards were paid out in an equity/cash split of 67/33% in 2019 and 60/40% in 2018. Previously, the cash portion was intended to cover the taxes on the equity portion. The Committee believes that a shift to a 100% equity payout is more consistent with the purpose of the plan and that the other cash components of executive compensation are sufficient for the executives to meet their respective tax obligations for the equity awards. The purpose of granting LTI Awards is to provide long-term incentive compensation to complement the short-term focus of annual cash incentive awards. The Company believes the LTI plan encourages prudent long-term business planning decisions and serves as a valuable retention tool to motivate and reward Executive Officers’ long-term behavior. The Company continues to utilize a Management Long-Term Incentive Plan Balanced Scorecard approach for the Executive Officers.
A payout “scorecard” for LTI Awards is established upon recommendation of the Committee based upon the Executive Officer’s level of responsibility. The awards are earned in proportion to the extent to which the Company has achieved certain corporate financial performance metrics versus peer on a three-year average period ending in the year for which the scorecard is established. The Committee maintains a “clawback” provision in the Plan, where all LTI Awards earned are subject to “clawback” under certain circumstances, such as a material misstatement of financial performance. Also, as an additional executive retention tool and in support of the “clawback” provision, the LTI Award grants are subject to a three-year vesting schedule. As such, 1/3 of any LTI award that is granted vests 1/3 per year following the date of grant.
During the first quarter of 2020, the Board (by the vote of the members of the Board who are not “interested directors” within the meaning of the rules of the Nasdaq Stock Market, Inc., and at the recommendation of the Committee) established threshold long-term incentive awards for Executive Officers as percentages of their 2020 base salary (which ranged from 26.25% to 37.50% of base salary for “good” performance, depending upon the Executive Officer), with maximum awards (payable only for “exceptional” performance — where established goals were substantially exceeded) ranging from 61.25% to 87.50% of base salary (depending upon the Executive Officer). The Long-term incentive award opportunities were modified slightly from 2019 to 2020 (similar to short-term cash incentive awards) to better align with our pay versus performance goals at the Company. Our goal is to provide competitive levels of long-term/equity awards when performance warrants it, as detailed by our compensation philosophy. The opportunities (as a percentage of base salary) for the 2020 long-term equity incentive awards were as follows:
	Potential 2020 Long-Term Incentive Award as Percentage of 2020 Base Salary at the Following Performance Levels
Executive	Good	Very Good	Exceptional
Mr. Schroeder	37.50%	62.50%	87.50%
Mr. Ewing	30.00%	50.00%	70.00%
Mr. Rust	26.25%	43.75%	61.25%
Mr. Braun	26.25%	43.75%	61.25%
Mr. Leinenbach	26.25%	43.75%	61.25%
Mr. Dauby	26.25%	43.75%	61.25%
Similar to the short-term cash incentive program, credit is given proportionally for performance falling between the levels, but is not given for performance that is not at least at the threshold level (i.e., “good” performance) or for that portion of performance that exceeds the maximum payout level (i.e., “exceptional” performance).
LTI awards for services during the three-year period of 2018-2020 under the scorecards were based on the long-term corporate performance criteria set forth in the table below. The performance criteria are reviewed annually. In 2019, the Company began including an additional metric of return on assets in the LTI Plan. The additional metric was included in part after an analysis was conducted in 2019 of our peer group’s long-term incentive plan metrics by BCG, which showed return on assets as the most commonly used metric among our peers disclosing their long-term incentive plan metrics. Additionally, we feel return on assets adds a more complete picture of our overall financial performance. The Company believes that return on equity and EPS continue to be appropriate measures to evaluate long-term performance against our business strategy and remain relevant measures for alignment with our strategic goals. Each metric is measured as an average of annual performance over the three-year period ending December 31, 2020 and benchmarked against our custom peer group as described previously (the “Long-Term Corporate Performance Criteria”):

Long-term Incentive Award Criteria	Percentage of Potential Award
Return on equity	33 1∕3%
Return on assets	33 1∕3%
Fully-diluted earnings per common share growth	33 1∕3%
Total	100%
Similar to the short-term cash incentive awards, the Committee establishes target LTI criteria to be very challenging, but reasonably attainable, with threshold (i.e., “good” performance) awards set at expected levels of attainment, and maximum (i.e., “exceptional” performance) awards set at an extremely difficult level of attainment. The LTI metrics remain unchanged from 2019. In measuring performance for each of the above metrics, the Committee notes the following:
•
Return on Equity Measurement: We measured the extent to which the Company achieved the return on equity metric for the three-year period of 2018-2020 by determining an annual percentile ranking of the Company’s return on equity in comparison to our publicly-held peer group of banks for each of the three years. We then averaged the Company’s annual percentile ranking for each year to determine a three-year average result.

•
Return on Assets Measurement: We measured the extent to which the Company achieved the return on assets metric for the three-year period of 2018-2020 by determining an annual percentile ranking of the Company’s return on assets in comparison to our publicly-held peer group of banks for each of the three years. We then averaged the Company’s annual percentile ranking for each year to determine a three-year average result.

•
Fully-diluted Earnings per Common Share Growth Measurement: We measured the extent to which the Company achieved the fully-diluted earnings per common share growth, or EPS growth rate, metric by measuring the Company’s annual EPS growth rate against Board established internal goals for each of the three years. We then averaged the Company’s annual EPS growth rate level of achievement for each year to determine a three-year average result.

In addition, the LTI Awards are further subject to a minimum net income trigger that is the same as the short-term cash incentive award trigger. If the minimum net income trigger of $48,000,000 was not achieved for 2020, then no LTI awards would have been granted under the Plan.
For purposes of the above, our peer group for 2020 is the group of publicly traded banks shown previously. For 2019 and 2018, the peer group used was the group of publicly traded banks disclosed in the applicable year’s proxy disclosure.
For more information on our LTI plan metrics, see the Company’s Current Report on Form 8-K filed with the SEC on April 3, 2020.
During the first quarter of 2021, the Board determined that the corporate goals established by the scorecards for the LTI Awards resulted in the following for 2018-2020 performance:
Long-term Incentive Measures	2018-2020 Result
Net income “trigger”	Exceeded
Return on equity	Between Good & Very Good
Return on assets	Between Good & Very Good
Fully-diluted earnings per common share growth	Between Very Good & Exceptional
Overall long-term incentive performance	Between Good & Very Good
As a result, the Board approved the grant of Restricted Stock Awards to the Executive Officers, in satisfaction of their 2020 earned LTI Awards (based on the three-year average percentile rankings), ranging from 41.9% to 59.8% of salary for the Executive Officers. Each Restricted Stock Award consisted of newly-issued common stock of the Company (subject to certain restrictions and forfeiture conditions) having an aggregate fair market value equal to each Executive Officer’s total LTI Award earned in 2020, which was determined by dividing the dollar value of the award by the market price the Company stock as of the close of trading on March 12, 2021 (rounded up to the nearest whole number of shares).
Holders of the common stock issued as part of the Restricted Stock Award are entitled to dividends on such shares unless and until the shares are forfeited in accordance with the terms of the Restricted Stock Awards.
Vesting and Retention Provisions Applicable to LTI Awards
The LTI Awards earned in 2020 (consisting solely of Restricted Stock Awards) will vest, assuming the continued service of each of the holders through such vesting date, as follows: 1/3 on March 15, 2022, 1/3 on March 15, 2023, and 1/3 on March 15, 2024. This straight-line three-year vesting schedule is slightly different from our past vesting schedules, but meets industry standards. Vesting of such LTI Awards will be accelerated in the event of the holder’s death or disability while in the service of the Company or upon such other event as determined by the Committee in its sole discretion. Vesting will also be accelerated upon certain extraordinary events (such as a change in control). Unvested shares issued as Restricted Stock Awards must be retained by the Executive Officer subject to the “clawback” and forfeiture provisions applicable to such shares, and therefore may not be sold, pledged or otherwise transferred or hedged during the vesting periods. At least 95 percent of the shares underlying awards granted under the 2019 LTI Plan are required to have a one-year minimum vesting period, subject to the Compensation/Human Resources Committee’s authority under the 2019 LTI Plan to vest awards earlier, as the Committee deems appropriate.
Clawback Policy
As a matter of policy, we have implemented “clawback” provisions for incentive awards that are provided to Executive Officers and based on Company financial metrics. These “clawback” provisions allow the Company to recoup awards that have been previously paid/awarded under certain circumstances such as a material misstatement of financial performance. The clawback right has also been extended to instances where the Executive Officers have engaged in intentional misconduct in the performance of their duties to the Company or otherwise violated the Company’s Code of Business Conduct in any material respect. As previously disclosed, awards under our incentive plans (both cash and equity) in recent years and in 2020 are subject to these “clawback” provisions. We feel this “clawback” policy is appropriate and assists with risk mitigation throughout the Company.
Repricing and Underwater Grant Buyback Prohibitions
Our 2019 LTI Plan does not allow repricing or cash buybacks of stock options or stock appreciation rights (“SAR”), without shareholder approval. Specifically, without shareholder approval, no stock option or SAR award may be (i) amended to decrease the exercise price, (ii) cancelled in exchange for a replacement option or SAR with a lower exercise price, or (iii) purchased or cancelled in exchange for cash, other property or grant of a restricted stock award at a time when the per share exercise price of the option or SAR award is greater than the fair market value of a share of our common stock.
Insider Trading Policy and Anti-Hedging Provision
We maintain a policy for securities transactions applicable to all officers, directors and employees of the Company which prohibits engaging in short sales, transactions in puts, calls or other derivative instruments, hedging transactions and other short-term or speculative transactions with respect to our stock at any time. As part of this prohibition on short-term transactions, any Common Shares purchased by a person subject to our insider trading policy must be held by the purchaser for a minimum of six months. In addition, our insider trading policy prohibits our Executive Officers and directors from trading during quarterly and special blackout periods.
Executive Stock Ownership/Holding Requirements
The Chief Executive Officer is expected to attain/maintain an investment position in our common shares equal to three times his or her base salary. Currently, we encourage, but do not require our other

Executive Officers to attain/maintain a certain level of investment position. Currently, our CEO has met this requirement. Additionally, the Company requires that any common shares received by Executive Officers in connection with any equity awards are subject to an additional one year holding period before any sale or transfer of the shares may take place, other than with respect to any shares withheld by the Company to satisfy a participant’s withholding tax obligation in connection with an award.
Additionally, we require ownership of our common stock by our non-employee directors, as described later in this proxy statement.
Other 2019 LTI Plan Governance Features
The Company desires to promote best practices by reinforcing the alignment between equity compensation arrangements with the interests of our shareholders. To this end, important governance features were incorporated into the 2019 LTI Plan, including, but not limited to the items below:
•
No liberal share recycling is allowed.   Shares of common stock are not allowed to be added back to the plan reserve for future grants under certain circumstances, as described in the 2019 LTI Plan.

•
No tax gross-ups.

•
Material amendments require shareholder approval.

•
No evergreen provision.   The 2019 LTI Plan does not contain an “evergreen” feature that automatically replenishes the shares available for future grants.

•
No automatic grants or reload grants.   The 2019 LTI Plan does not provide for “reload” or other automatic grants to any participant.

Retirement/Deferred Compensation Benefits
German American Bancorp 401(k) Savings Plan.   The 401(k) Plan is a tax-qualified defined contribution plan that enables eligible employees to defer income taxation on up to 60% of their compensation (not to exceed $19,500 for 2020 or $26,000 for employees age 50 or older). We currently provide fully vested matching contributions equal to 100% of each employee’s pre-tax contributions up to the first 3% of compensation plus 50% of the employee’s pre-tax contributions up to the next 2% of compensation. Participants in the plan direct the investment of their account balances and are eligible for loans, certain in-service withdrawals, and distributions upon termination of employment. All six Executive Officers participate in the 401(k) Plan.
German American Bancorp Nonqualified Savings Plan.   Under the German American Bancorp Nonqualified Savings Plan, established in 2004 (the “Nonqualified Savings Plan”), highly compensated or management employees of the Company and its subsidiaries who are specifically designated from time to time by the Committee as eligible to participate in the Plan may, through payroll deduction, make employee deferral contributions between 1% and 60% of their regular earnings. Participants in the plan direct the investment of their account balances. The Plan was amended in 2008 to bring it into technical compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended.
We make matching contributions under the Nonqualified Savings Plan according to following formula:
•
100% of the first 3% of the participant’s eligible compensation contributed to the Nonqualified Savings Plan and the German American Bancorp 401(k) Savings Plan (“401(k) Plan”) as “Deferral Contributions” (as defined under the respective plans) for the plan year, plus

•
50% of the next 2% of the participant’s eligible compensation contributed to the Nonqualified Savings Plan and the 401(k) Plan as “Deferral Contributions” (as defined under the respective plans) for the plan year.

In no event, however, may the aggregate employer matching contributions on behalf of any participant in any plan year, considering both the matching contribution under the Nonqualified Savings Plan and any employer matching contribution under the 401(k) Plan, exceed 4% of such participant’s eligible compensation.

As elected by the participant, each participant (or his or her beneficiary) will receive a lump sum distribution or series of installment distributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement or early retirement. The Nonqualified Savings Plan contains certain provisions that may accelerate the timing of distributions in the event of death, disability or certain changes in control of the Company. During 2020, Messrs. Schroeder, Ewing, Rust, Braun, Leinenbach and Dauby each had an account under the Nonqualified Savings Plan.
Supplemental Executive Retirement Agreements.   Mr. Rust is party to an Executive Supplemental Retirement Income Agreement with the Company’s bank subsidiary that provides for a supplemental retirement benefit in the fixed amount of $26,340 per year for fifteen years and an additional death benefit of $10,000. Mr. Rust is 100% vested in the benefit and amounts become payable upon his death, disability, termination of employment, or retirement. The arrangement constitutes a non-qualified deferred compensation plan. The benefit is forfeited in the event he is terminated for “Cause” as described in the agreement. Except in cases of death or disability, the benefit will commence on the first day of the month following his 65th birthday. If he terminates employment prior to age 65 but after age 60, he may elect to commence benefits prior to age 65 but a reduction will be applied equal to 6% per year for each year in which benefits are commenced prior to age 65. Death benefits, including a $10,000 burial benefit, are payable to Mr. Rust’s beneficiary under the plan. This plan was amended in December 2008 to bring the arrangement into technical compliance with requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
As part of the Company’s succession planning for Executive Officers, in August 2017, the Company’s bank subsidiary entered into a Supplemental Executive Retirement Agreement with Mr. Leinenbach. The agreement provides that, so long as Mr. Leinenbach remains employed by the bank subsidiary through December 31, 2023 (the “Retention Date”), which date represents the last day of the month in which his 65th birthday occurs, he will receive a supplemental retirement benefit in the amount of $500,000, plus interest. The retirement benefit would be paid in monthly installments, over a ten-year period that would commence on January 1, 2025. The arrangement constitutes a non-qualified deferred compensation plan. If Mr. Leinenbach leaves employment voluntarily or is terminated by the bank subsidiary for “Just Cause” (as described in the agreement) prior to the Retention Date, he will not receive any payments under the agreement. If Mr. Leinenbach dies or becomes disabled prior to the Retention Date, he or his beneficiaries will receive a proportionate amount of the payments based on his months of service prior to his death or disability. It is intended that any amounts payable under this agreement shall either be exempt from, or comply with, Section 409A of the Code so as not to subject Mr. Leinenbach to the payment of any interest, penalties or additional tax imposed under Section 409A.
German American Deferred Director Compensation Plan.   The Deferred Director Compensation Plan allowed members of the Board of Directors of the Company’s bank subsidiary to elect to defer the receipt and taxation on a portion of their director fees while serving on that board of directors. The Plan was frozen as of December 31, 1996, and no additional fees have been deferred into the Plan since then. Of the Executive Officers, only Mr. Schroeder is a participant in this frozen Deferred Director Compensation Plan.
Other Compensation
Detailed information regarding other compensation is provided in note 6 to the Summary Compensation Table later in this document. In general, we believe that perquisites should not constitute a significant portion of any Executive Officer’s compensation. However, certain perquisites provided to Executive Officers also provide a benefit to us. For example, we reimburse certain club dues to encourage our Executive Officers to have a presence in the community to promote the business of the Company. Additionally, a 5% “retirement allowance” contribution is provided to the Executive Officer and is intended to help defray the cost of saving for retirement following the 2004 elimination of a Company-funded retirement contribution to the Profit-Sharing Plan. For more detail on other compensation amounts, please refer to the “All Other Compensation” table later in this disclosure.

CEO Pay Ratio
As a result of rules adopted under the Dodd-Frank Act, the SEC requires us to disclose the CEO to median employee pay ratio. Specifically, the CEO pay ratio is determined by calculating: (i) the median of the annual total compensation of all employees other than the CEO; (ii) the annual total compensation of the CEO; and (iii) the ratio of these amounts. The purpose of the disclosure is to provide a measure of the equitability of pay within the organization. The Company believes, through its compensation philosophy, that our CEO pay ratio yields an equitable result.
In accordance with the SEC rules, for 2020, we are using the same median employee identified in the proxy statement for last year’s annual meeting of shareholders. There have been no changes in our employee population or our employee compensation arrangements that resulted in a significant change of the pay distribution to our employee population, or would significantly impact the pay ratio disclosure.
In determining the median employee for 2019, a listing was prepared of all employees. We started with gross earnings for all individuals within our three companies: German American Bank, German American Investment Services, Inc. and German American Insurance, Inc. We omitted employees terminated during 2019. For employees hired during the year, we annualized their salaries based on their month of hire. With our CEO omitted from the list, there were 889 employees remaining. We then selected the 444th person on the list as our most comparative median employee in the organization.
Our CEO, Mr. Schroeder, had 2020 annual total compensation of $1,370,874 as reflected in the Summary Compensation Table included in this proxy statement. Our median employee’s annual total compensation for 2020 was $42,144. As a result, we calculated that Mr. Schroeder’s 2020 annual total compensation was approximately 32 times that of our median employee.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation/Human Resources Committee was an officer or employee of the Company or any of its subsidiaries during 2020, nor has any member of the Committee ever been an officer or employee of the Company or any of its subsidiaries. No current member of the Committee or Executive Officer of the Company had a relationship during 2020 requiring disclosure in this proxy statement under Item 404 or Item 407(e)(4) of SEC Regulation S-K.
Compensation Committee Report
The Compensation/Human Resources Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis,” and, based on such review and discussion, the Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement, from which it will be incorporated by reference into the Company’s Annual Report on Form 10-K.
Zachary W. Bawel, Chairman
U. Butch Klem
Christina M. Ryan
Thomas W. Seger

Risk Assessment
We believe that our compensatory plans or programs provide appropriate incentives for all of our employees, including but not limited to our employees engaged in marketing and selling particular types of banking, insurance, securities or other financial products or services, and our Executive Officers. We also believe that those plans and programs, considered individually and as a whole, neither encourage excessive or unnecessary risk that would adversely affect the long-term value or performance of our Company nor encourage employees to manipulate earnings in order to enhance the benefits payable under such plans or programs.
We believe that our annually-reconstituted Management Incentive Plan, including that of our Executive Officers (described above under the heading “Compensation Discussion and Analysis,” and considering both the short-term and long-term award structures created by that Plan), is well designed to align our strategic objectives with short-term and long-term shareholder value and to not encourage risky employee behavior, because:
•
the corporate performance metrics (as specified by the balanced scorecards) take into consideration:

•
balance sheet, income statement and equity factors, and

•
threshold goals under such scorecards were (are) reasonably achievable with good performance, and therefore were sufficiently challenging but not overly difficult, and

•
specified performance metrics did (do) not include steep cliffs for not achieving nor exponential upside to achieving them (we pro-rate awards between various performance levels);

•
based on peer group comparisons, the incentives payable to our Executive Officers under their balanced scorecards were (are) capped at reasonable levels and the maximum (exceptional) awards represent an appropriate portion of total pay;

•
our inclusion of an award based on a three-year performance period discourages activities that do not benefit us over a long term; and

•
denomination of long-term awards in payments of restricted Company stock and additional vesting terms gives further incentive to our executives to focus on sustained value creation.

Similarly, we believe that the compensation programs available to our employees generally, and in our investments and insurance areas in particular (such as permitted payments for referrals, account opening incentives, and insurance, mortgage loan, and brokerage commissions and other payments based on products and services sold or provided or business developed or produced) are appropriately aligned with our Company’s strategy and objectives for long-term value creation for shareholders, and properly reward various performance outcomes.
Executive Compensation
The following tabular and other information describes the compensation of our Chief Executive Officer, our Chief Financial Officer, and our four other Executive Officers employed at the end of 2020 (such six officers being referred to herein, individually, as an “Executive Officer” and, collectively, as the “Executive Officers”), for their services to the Company and its subsidiaries during 2020 and certain prior years. The Company’s “Named Executive Officers” (or “NEOs”) for the 2020 fiscal year, as defined in Item 402(a)(3) of SEC Regulation S-K, were Messrs. Schroeder, Ewing, Rust, Dauby and Leinenbach.

Summary
The following table provides a summary of compensation for 2018 through 2020 with respect to our Executive Officers.
SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(5) ($) (d)	Stock Awards(6) ($) (e)	Option Awards(7) ($) (f)	Non-Equity Incentive Plan Compensation(8) ($) (g)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(9) ($) (h)	All Other Compensation(10) ($) (i)	Total ($) (j)
Mark A. Schroeder, Chairman and Chief Executive Officer	2020	600,000	―	358,801	―	273,900	23,225	114,948	1,370,874
	2019	430,000	35,000	119,083	―	293,553	18,314	128,257	1,024,207
	2018	390,000	―	84,834	―	275,222	46,160	126,010	922,226
Clay W. Ewing,(1) President and Secretary	2020	375,000	―	179,425	―	135,450	―	64,786	754,661
	2019	305,000	30,000	53,393	―	166,207	―	61,721	616,321
	2018	285,000	―	38,367	―	160,107	―	59,145	542,619
Bradley M. Rust,(2) Executive Vice President and Chief Financial Officer	2020	339,500	―	146,554	―	110,618	12,662	62,126	671,460
	2019	270,000	25,000	41,392	―	128,709	11,761	58,608	535,470
	2018	250,000	―	29,232	―	123,106	11,162	55,620	469,120
Randall L. Braun,(3) Executive Vice President and Chief Development Officer	2020	270,750	―	113,341	―	85,571	―	54,208	523,870
	2019	235,000	20,000	30,884	―	96,017	―	52,016	433,917
	2018	220,000	―	21,924	―	92,982	―	46,148	381,054
Keith A. Leinenbach, Executive Vice President and Chief Credit Officer	2020	295,000	―	123,534	―	93,235	―	59,188	570,957
	2019	242,000	20,000	31,791	―	98,889	―	41,613	434,293
	2018	225,000	―	22,838	―	94,681	―	39,526	382,045
D. Neil Dauby,(4) Executive Vice President and Chief Commercial Banking Officer	2020	310,375	―	146,554	―	110,618	―	45,507	613,054
	2019	235,000	20,000	30,884	―	96,017	―	39,987	421,888
	2018	220,000	―	21,924	―	92,982	―	37,742	372,648

(1)
Effective January 1, 2021, Mr. Ewing became Executive Vice Chairman.

(2)
Effective January 1, 2021, Mr. Rust became Senior Executive Vice President. In recognition of his transition to this role, Mr. Rust’s annual base salary for 2020 was increased from $329,000 to $350,000 effective July 1, 2020.

(3)
Effective January 1, 2021, Mr. Braun became Chief Banking Officer.

(4)
Effective January 1, 2021, Mr. Dauby became President, Chief Operating Officer and Secretary. In recognition of his transition to this role, Mr. Dauby’s annual base salary for 2020 was increased from $270,750 to $350,000 effective July 1, 2020.

(5)
Amounts paid in 2019 consist of a discretionary bonus awarded to Company executives for their work in connection with completing the Company’s merger with Citizens First Corporation in July 2019 and their work in integrating the operations of First Security, Inc. (which was acquired in October 2018) and Citizens First into the Company’s operations.

(6)
Amounts reported in this column represent (i) the restricted stock portion of the LTI Awards that were granted in 2021, 2020 and 2019, as applicable, based on performance criteria established for the three-year periods ending December 31, 2020, December 31, 2019, and December 31, 2018, respectively, and (ii) with respect to Mr. Schroeder, additional restricted stock awards in the amounts of $24,991 and $19,975 that were granted to each of the Board members in December of each of the years 2019 and 2018, respectively (such awards, which vested in December of the following year, are also disclosed in the

Director Compensation table, as shown later in this document). The restricted stock awards granted as part of the LTI Awards in this column vest as follows: (a) for the grant related to 2018, such shares became vested or will become vested as follows: 1/3 on December 5, 2019, 1/3 on December 5, 2020 and 1/3 on December 5, 2021, (b) for the grant related to 2019, such shares will become vested as follows: 50% on December 5, 2021 and 50% on December 5, 2022, and (c) for the grant related to 2020, such shares will become vested as follows: 1/3 on March 15, 2022, 1/3 on March 15, 2023 and 1/3 on March 15, 2024. In accordance with our interpretation of SEC guidance on this subject, we report these awards for purposes of our Summary Compensation Table as being awarded in the final year of the related three-year performance period, even though we accrue the related expense in different time periods for financial reporting purposes. The amounts are reported with respect to the year in which they were ultimately earned. For a discussion of the assumptions used in the calculation of the stock awards reported in this column, please see Note 8 of the Notes to Consolidated Financial Statements in the Company’s 2020 annual report on Form 10-K. The cash portion of the LTI Award amounts has been reported as part of “Non-Equity Incentive Plan Compensation” for 2018 and 2019 (column (g)).
(7)
No stock options were granted to the Executive Officers in any of the years presented.

(8)
The amounts in this column represent short-term cash incentive awards that were earned based on performance during 2018, 2019, and 2020, respectively and as applicable, under the Company’s Management Incentive Plan plus the cash portion of the LTI Awards that were based on performance for the three-year periods ending December 31 of 2018 and 2019, respectively (as noted in the “Compensation Discussion and Analysis” above, the Company discontinued paying a portion of the Named Executive Officers’ annual LTI awards in cash beginning with the three-year performance period ending December 31, 2020). The “Short-Term Cash Incentive Awards” section of “Compensation Discussion and Analysis” provides additional details. These short-term cash incentive awards are generally paid (subject to the executive’s continued employment) to the executive in quarterly installments during the year following the year in which they were earned (for instance, 2020 amounts will be paid in 2021). The cash portion of the LTI Award amounts became or will become payable and vested as follows: (a) for the grant related to 2018, such amounts vested and became payable, or will (subject to continued employment) become vested and payable according to the following schedule: 1/3 on December 5, 2019, 1/3 on December 5, 2020 and 1/3 on December 5, 2021, and (b) for the grant related to 2019, such amounts became vested and payable 100% on December 5, 2020. As mentioned previously, there was no cash portion of the LTI Award related to 2020 as it was paid 100% in equity. The “Long-Term Incentive Awards” section of the “Compensation Discussion and Analysis” provides additional details. The table below sets forth the amounts of each award based on performance for the years ended December 31, 2018, 2019 and 2020, respectively.

	Schroeder	Ewing	Rust	Braun	Leinenbach	Dauby
To be Paid/Vested on or before 3/15/2024 (grants related to 2020)
Short-Term Cash ($)(a)	273,900	135,450	110,618	85,571	93,235	110,618
Long-Term Cash ($)(b)	n/a	n/a	n/a	n/a	n/a	n/a
Long-Term Stock ($)(b)	358,801	179,425	146,554	113,341	123,534	146,554
To be Paid/Vested on or before 12/5/2022 (grants related to 2019)
Short-Term Cash ($)(a)	247,250	139,934	108,392	80,864	83,272	80,864
Long-Term Cash ($)(b)	46,303	26,273	20,317	15,153	15,617	15,153
Long-Term Stock ($)(b)	94,092	53,393	41,392	30,884	31,791	30,884
Director Restricted Stock Award ($)(c)	24,991	―	―	―	―	―
To be Paid/Vested on or before 12/5/2021 (grants related to 2018)
Short-Term Cash ($)(a)	232,830	135,774	104,213	78,606	80,393	78,606
Long-Term Cash ($)(b)	42,392	24,333	18,893	14,376	14,288	14,376
Long-Term Stock ($)(b)	64,859	38,367	29,232	21,924	22,838	21,924
Director Restricted Stock Award ($)(c)	19,975	―	―	―	―	―

(a)
As noted above, the short-term cash awards for 2020 are being paid in quarterly installments (subject to continued service) throughout 2021. The short-term cash awards for 2019 were paid in quarterly installments throughout 2020 and the awards for 2018 were paid quarterly throughout 2019.

(b)
As noted above, these amounts represent the cash and restricted stock portions of LTI Awards granted on March 15, 2019, March 15, 2020 and March 15, 2021, as applicable, the respective dates on which such LTI Awards were formally granted with respect to service that was performed in the prior year. Each portion of the LTI Awards related to 2018 performance vests in 1/3 increments on each December 5 following the year in which the LTI Award was earned (subject to continued service). LTI Awards related to 2019 performance vests as follows: 1/3 on December 5, 2020 (100% of cash award), 1/3 on December 5, 2021 (50% of the Restricted Stock Award), and 1/3 on December 5, 2022 (50% of the Restricted Stock Award). LTI Awards related to 2020 performance vests as follows: 1/3 on March 15, 2022, 1/3 on March 15, 2023, and 1/3 on March 15, 2024. As noted in the “Compensation Discussion and Analysis” above, the Company discontinued paying a portion of the annual LTI awards in cash in connection with 2020 performance.

(c)
As noted above and as detailed in the Director Compensation section, as shown later in this document, Mr. Schroeder was awarded grants of restricted stock (696 common shares of the Company on December 17, 2018, and 713 common shares of the Company on December 16, 2019), for service on the Company’s board of directors, and such grants of restricted stock vested in a single installment on December 5, 2019 (in the case of the 2018 grant) and December 31, 2020 (in the case of the 2019 grant). As discussed under “DIRECTOR COMPENSATION” below, beginning with the director’s 2020-2021 compensation cycle, Mr. Schroeder no longer receives separate compensation as an employee director.

(9)
With respect to Mr. Schroeder, the amounts specified in Column (h) are attributable to the above-market portion of earnings credits under our Deferred Director Compensation Plan of $46,160 for 2018, $18,314 for 2019, and $23,225 for 2020. With respect to Mr. Rust, the amounts specified in Column (h) reflect the increase in the present value of his accrued benefit under an Executive Supplemental Retirement Income Agreement of $11,162 for 2018, $11,761 for 2019, and $12,662 for 2020.

(10)
The amounts specified in Column (i) include the following:

Name	Year	Perquisites & Other Personal Benefits(a) ($)	Relocation Expense Reimbursement ($)	Payments/ Accruals on Termination Plans ($)	Company Contributions to Defined Contribution Plans ($)	Cash Dividends on Restricted Stock ($)	Life Insurance Premiums(b) ($)
Mark A. Schroeder	2020	66,914	―	―	42,722	4,192	1,120
	2019	85,024	―	―	37,939	4,089	1,205
	2018	83,186	―	―	36,660	5,054	1,109
Clay W. Ewing	2020	34,453	―	―	25,773	2,426	2,134
	2019	33,359	―	―	24,842	2,411	1,109
	2018	31,210	―	―	23,851	2,975	1,109
Bradley M. Rust	2020	37,883	―	―	21,992	1,865	386
	2019	35,802	―	―	20,598	1,822	386
	2018	33,872	―	―	19,224	2,138	386
Randall L. Braun	2020	34,550	―	―	17,152	1,397	1,109
	2019	32,660	―	―	16,877	1,370	1,109
	2018	28,173	―	―	15,655	1,598	722
Keith A. Leinenbach	2020	37,747	―	―	18,892	1,440	1,109
	2019	21,817	―	―	17,288	1,399	1,109
	2018	20,766	―	―	16,040	1,611	1,109
D. Neil Dauby	2020	24,571	―	―	18,817	1,397	722
	2019	21,018	―	―	16,877	1,370	722
	2018	19,873	―	―	15,576	1,571	722

(a)
Amounts include (i) imputed income from personal use of automobile provided by the Company (for Messrs. Schroeder, Ewing, Rust, Braun, Leinenbach and Dauby), (ii) country club dues paid by the Company (for Messrs. Ewing and Braun), (iii) a 5% discount off the market price of Company stock purchased by the Executive Officers under the Company’s Employee Stock Purchase Plan, (iv) a cash “retirement allowance” (intended to help salaried employees defray the cost of saving for retirement following the elimination in 2004 of a Company-funded retirement contribution to the Profit Sharing Plan) for each year (and which, for 2020, was provided in the following amounts: $50,860 (Schroeder), $30,682 (Ewing), $26,181 (Rust), $20,419 (Braun), $22,495 (Leinenbach) and $22,401 (Dauby); for 2019, was provided in the following amounts: $45,165 (Schroeder), $29,581 (Ewing), $24,521 (Rust), $20,092 (Braun), $20,581 (Leinenbach) and $20,092 (Dauby); and for 2018, was provided in the following amounts: $43,643 (Schroeder), $28,394 (Ewing), $22,892 (Rust), $18,626 (Braun), $19,095 (Leinenbach) and $18,543 (Dauby), and are included in the Executive Officers’ paychecks throughout the year), (v) a “longevity payment,” paid in November of each year, and (vi) with respect to Mr. Schroeder, cash director fees of $5,950 in 2020, $32,450 in 2019 and $33,400 in 2018.

(b)
The listed Executive Officers receive group term life insurance coverage equal to their base salary. The amounts in this column reflect the imputed income on the premiums for the Executive Officers’ coverage.

Grants of Plan-Based Awards
As noted above under the “Compensation Discussion and Analysis” section on “Compensation Components,” our Board, at its March 30, 2020 board meeting, adopted “balanced scorecards” that substantially established, for each of our then-current Executive Officers, the Board’s performance levels during the one- and three-year periods ending December 31, 2020, by which they would be considered for short-term and long-term incentive awards after the conclusion of 2020. At a meeting held March 8, 2021, and based on the extent to which the Board deemed the performance criteria to be satisfied, the Board authorized (a) the payment of short-term incentive awards (payable quarterly in 2021 in cash) to the

Executive Officers for 2020 performance, and (b) the issuance of restricted shares as LTI Awards (to be issued on March 15, 2021, based on Company stock prices at the close of trading on March 12, 2021) based upon performance for the three-year performance period ending December 31, 2020.
The following table provides additional information regarding grants of plan-based awards for the three-year performance period ending December 31, 2020 (based on the good, very good and exceptional award levels as they existed as of December 31, 2020 under the balanced scorecards) to the Executive Officers.
GRANTS OF PLAN-BASED AWARDS
Name (a)	Grant Date* (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Share) (k)
		Good ($) (c)	Very Good ($) (d)	Exceptional ($) (e)	Good (#) (f)	Very Good (#) (g)	Exceptional (#) (h)
Mark A. Schroeder	03-30-20	225,000	375,000	525,000	6,800	11,333	15,866	―	―	―
Clay W. Ewing	03-30-20	112,500	187,500	262,500	3,400	5,667	7,933	―	―	―
Bradley M. Rust	03-30-20	91,875	153,125	214,375	2,777	4,628	6,479	―	―	―
Randall L. Braun	03-30-20	71,072	118,453	165,834	2,148	3,580	5,012	―	―	―
Keith A. Leinenbach	03-30-20	77,438	129,063	180,688	2,341	3,901	5,461	―	―	―
D. Neil Dauby	03-30-20	91,875	153,125	214,375	2,777	4,628	6,479	―	―	―

*
As explained above, the grants of short-term awards and long-term awards with respect to 2020 performance were approved March 8, 2021, but such 2020 grants were awarded with reference to performance goals that were substantially established at a meeting of the Board held on March 30, 2020. Solely for purposes of this presentation, the “grant date” is considered to be the date of the substantial establishment of the balanced scorecard performance goals at the March 30, 2020 meeting of the Board.

(1)
These columns reflect the estimated good, very good and exceptional levels of the potential grants under the short-term incentive plan calculated using year-end 2020 salaries (under the balanced scorecard performance goals that were substantially established by Board action on March 30, 2020). The actual amounts of the awards (as fixed by action of the Board on March 30, 2020) have been reported in the Summary Compensation Table, above, and details of these actual amounts are set forth in the table included in footnote 8 to the Summary Compensation Table.

(2)
These columns reflect the estimated good, very good and exceptional levels of restricted shares that could have been awarded under the long-term incentive plan calculated using year-end 2020 salaries (under the balanced scorecard performance goals that were substantially established by Board action on March 30, 2020). The estimated number of restricted shares was determined by taking the projected long-term incentive award and dividing this amount by the market price of the Company’s common shares at the end of the Fiscal Year (based on the Nasdaq Official Closing Price of $33.09 for the Company’s common shares on December 31, 2020), then rounded up to the nearest whole number of shares.

Option Exercises and Stock Vested
The following table provides information on stock relating to grants becoming vested in 2020 with respect to the Executive Officers. The stock grants reported below consists of the following, all of which vested effective December 5, 2020:
•
one-third of the restricted stock portion of the LTI Awards (60% of the total) granted on March 15, 2018 (based on performance for the three-year period ending December 31, 2017); and

•
one-third of the restricted stock portion of the LTI Awards (60% of the total) granted on March 15, 2019 (based on performance for the three-year period ending December 31, 2018).

OPTION EXERCISES AND STOCK VESTED
Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Mark A. Schroeder	―	―	2,160	72,101
Clay W. Ewing	―	―	1,270	42,393
Bradley M. Rust	―	―	970	32,379
Randall L. Braun	―	―	730	24,367
Keith A. Leinenbach	―	―	750	25,035
D. Neil Dauby	―	―	730	24,367
Outstanding Equity Awards at Fiscal Year-End
The following table includes information regarding the outstanding equity awards of our Executive Officers at December 31, 2020. For this purpose, the number of Stock Awards reported in column (g) represents (a) the unvested portions of the restricted shares granted in 2019 (with respect to corporate performance during the three-year period ended December 31, 2018), (b) all of the restricted shares granted in 2020 (with respect to corporate performance during the three-year period ended December 31, 2019), and (c) all of the restricted shares issued in March 2021 (with respect to corporate performance during the three-year period ended December 31, 2020). The long-term corporate performance scorecards for the three-year period ended December 31, 2020, were established by Board action on March 30, 2020. The dollar values of the 2020 scorecard performance targets were determinable as of December 31, 2020 and, therefore, the number of shares actually issued March 15, 2021, in satisfaction of those dollar values (based on the March 12, 2021 fair market value of our common shares) are included in the column (g) figures as if they had been awarded effective December 31, 2020.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Mark A. Schroeder	―	―	―	―	―	11,595	383,679	―	―
Clay W. Ewing	―	―	―	―	―	6,101	201,882	―	―
Bradley M. Rust	―	―	―	―	―	4,877	161,380	―	―
Randall L. Braun	―	―	―	―	―	3,722	123,161	―	―
Keith A. Leinenbach	―	―	―	―	―	3,975	131,533	―	―
D. Neil Dauby	―	―	―	―	―	4,403	145,695	―	―

Nonqualified Deferred Compensation
As noted under “Compensation Discussion and Analysis” above under the section entitled “Retirement/ Deferred Compensation Benefits,” the Executive Officers participated in the Nonqualified Savings Plan in 2020. In addition, Messrs. Rust and Leinenbach are also each party to a supplemental executive retirement agreement with the Company’s bank subsidiary that provides for certain supplemental retirement benefits (which, as defined benefits, are disclosed in the “Pension Benefits” section below).
The following table provides information regarding nonqualified deferred contribution and earnings credits for 2020 with respect to the Executive Officers.
NONQUALIFIED DEFERRED COMPENSATION
Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($)(3) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at last FYE ($)(5) (f)
Mark A. Schroeder(1)(2)	50,573	31,322	128,228	―	1,092,938
	―	―	23,225	―	596,322
Clay W. Ewing(4)	11,850	14,373	178,665	―	445,603
Bradley M. Rust(4)	3,575	10,592	138	―	60,741
Randall L. Braun(4)	―	5,752	1,299	―	24,612
Keith A. Leinenbach(4)	―	7,492	52	―	22,812
D. Neil Dauby(4)	6,532	7,417	22	―	16,879

(1)
Amounts in line (1) relate to the CEO’s participation in the Nonqualified Savings Plan. Earnings reported in line (1), column (d), represent the change in market value of the investments in which Mr. Schroeder directs the investment of his account.

(2)
Amounts in line (2) relate to the CEO’s participation in the Deferred Director Compensation Plan, which has been frozen since December 31, 1996. Earnings reported in line (2), column (d) represent earnings under the Plan.

(3)
Amounts in column (c) represent the matching contributions accrued under the Nonqualified Savings Plan in 2020 that will be contributed in 2021, such amounts are also included in “All Other Compensation” (column (i)) of the Summary Compensation Table.

(4)
Earnings (losses) reported in column (d) represent the change in market value of the investments in which Messrs. Ewing, Rust, Braun, Leinenbach and Dauby direct the investment of their accounts.

(5)
The amounts in column (f) (and, in the case of Mr. Schroeder, on line (1)) include $267,775, $102,577, $50,129, $20,741, $22,290 and $10,253, of compensation for Messrs. Schroeder, Ewing, Rust, Braun, Leinenbach and Dauby, respectively, that was included in the Summary Compensation Table for years prior to 2020.

Pension Benefits
Mr. Rust is party to an Executive Supplemental Retirement Income Agreement that provides for a supplemental retirement benefit in the fixed amount (i.e., the benefit does not further increase based on either the age or the service of Mr. Rust) of $26,340 per year for fifteen years and an additional $10,000 death benefit. Mr. Rust is 100% vested in the benefit and amounts become payable upon his death, disability, termination of employment or retirement. Except in cases of death or disability, the benefit will commence on the first day of the month following his 65th birthday. If he terminates employment prior to age 65 but after age 60, he may elect to commence benefits prior to age 65 but a reduction will be applied equal to 6% per year for each year in which benefits are commenced prior to age 65. Death benefits, including a $10,000 burial benefit, are payable to Mr. Rust’s beneficiary under the plan.

Mr. Leinenbach is party to a Supplemental Executive Retirement Agreement with the Company’s bank subsidiary that provides for a supplemental retirement benefit in the amount of $500,000, plus interest. So long as he remains employed by the bank subsidiary through his Retention Date (i.e., December 31, 2023, which represents the last day of the month in which his 65th birthday occurs), Mr. Leinenbach will receive the retirement benefit, in monthly installments, over a ten-year period that commences January 1, 2025.
The following table provides information regarding benefits and distributions under these pension benefit arrangements with respect to the Executive Officers.
PENSION BENEFITS
Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Mark A. Schroeder	―	―	―	―
Clay W. Ewing	―	―	―	―
Bradley M. Rust	Executive Supplemental Retirement Income Agreement	N/A(1)	126,818(2)	None
Randall L. Braun	―	―	―	―
Keith A. Leinenbach	Supplemental Executive Retirement Agreement	N/A(1)	0	None
D. Neil Dauby	―	―	―	―

(1)
The benefits under the supplemental executive retirement agreements with Messrs. Rust and Leinenbach are not dependent on credited years of service. Mr. Rust is 100% vested in the benefit under his agreement. Mr. Leinenbach’s right to retirement benefits is contingent upon his continuing employment by the bank subsidiary through December 31, 2023.

(2)
The present value of Mr. Rust’s accumulated benefit reflects the payment of the retirement benefit in one hundred eighty (180) equal monthly installments commencing at normal retirement age and a discount rate equal to 4.0%.

Potential Payments upon Termination or Change in Control
We are not party to any severance or other employment agreements with Executive Officers. In addition, we have not entered into any change in control agreements with any of the Executive Officers. The only potential termination/change in control benefits are as follows (determined as if the change in control occurred on December 31, 2020):
•
The 2019 LTI Plan and its predecessor, the German American Bancorp, Inc. 2009 Long-Term Equity Incentive Plan (the “2009 LTI Plan”), each provides that upon a change in control, and unless otherwise determined by the Board, all unvested awards become vested and all related restrictions lapse. No stock options have been issued under the 2019 LTI Plan or 2009 LTI Plan to the Executive Officers. However, as of December 31, 2020, there was a total of 12,770 shares of unvested restricted stock outstanding that were issued to the Executive Officers pursuant to previously granted LTI Awards. Accordingly, had a change in control occurred as of December 31, 2020, each of the Executive Officers would have been entitled to vesting of their then-unvested restricted shares, which would have had the values set forth below.

	Scheduled to Vest December 5, 2021		Scheduled to Vest December 5, 2022		Total Market Value of Shares(1) ($)
Name	Number of Shares (#)	Market Value of Shares(1) ($)	Number of Shares (#)	Market Value of Shares(1) ($)
Mark A. Schroeder	2,474	81,865	1,764	58,371	140,235
Clay W. Ewing	1,421	47,021	1,001	33,123	80,144
Bradley M. Rust	1,096	36,267	776	25,678	61,944
Randall L. Braun	819	27,101	579	19,159	46,260
Keith A. Leinenbach	846	27,994	596	19,722	47,716
D. Neil Dauby	819	27,101	579	19,159	46,260

(1) Based on the closing price of $33.09 per share on December 31, 2020.
•
As noted under “Compensation Discussion and Analysis” above, under the section entitled “Retirement/Deferred Compensation Benefits,” Messrs. Schroeder, Ewing and Rust, Braun, Leinenbach and Dauby were participants in the Nonqualified Savings Plan as of December 31, 2020. If elected by the participant, he (or his beneficiary) will receive a lump sum or installment distribution of his deferrals and matching contributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement or early retirement. If elected by the Executive Officers, distribution of payments under the Nonqualified Savings Plan may be accelerated in the event of death, disability or a change in control of the Company. The account balances as of December 31, 2020 are disclosed in column (f) of the Nonqualified Deferred Compensation table, above.

•
As noted under the Pension Benefit disclosure above, Mr. Rust’s accrued benefit under his Executive Supplemental Retirement Income Agreement will become payable at age 65, unless he terminates after attaining age 60 and elects to commence a reduced early retirement benefit. If Mr. Rust is terminated without “Cause” (as defined under the agreement) prior to age 60, the benefit will commence, without reduction, on the first day of the month following his 65th birthday. However, if his termination of employment before age 60 is voluntary, Mr. Rust shall only be entitled to his vested accrued benefit existing at the termination date. Should Mr. Rust’s employment be terminated for Cause prior to age 65, his retirement benefit will be forfeited.

•
As noted under the Pension Benefit disclosure above, so long as Mr. Leinenbach remains employed by the bank subsidiary through his Retention Date, he will receive the retirement benefits under his Supplemental Executive Retirement Agreement, in monthly installments, over a ten-year period that commences January 1, 2025. In the event Mr. Leinenbach’s employment terminates prior to the Retention Date due to the death, disability or termination by the bank subsidiary for a reason other than for breach of the agreement or “Just Cause” (as defined under the agreement), a proportionate amount of the retirement benefit would be paid to Mr. Leinenbach (or his beneficiaries) as provided above. The proportionate amount will be calculated by multiplying the retirement benefit by the number of full calendar months he was employed by the bank subsidiary after the date of the agreement divided by 76. Should Mr. Leinenbach resign voluntarily or his employment be terminated for Just Cause prior to the Retention Date, his retirement benefit will be forfeited.

DIRECTOR COMPENSATION
The Company compensates its directors for their service to the Company and the Company’s subsidiaries based on a twelve-month period commencing July 1 and ending on June 30 of the following year. The Company evaluates director pay using an analysis of its peer group’s reported director compensation and survey comparisons, in light of its desire to remain competitive in attracting and retaining qualified directors. The Committee last retained Blanchard Consulting Group (“BCG”) to conduct a comprehensive Board of Director compensation study in 2019, which provided us with director compensation data from our peer group and survey data sources. The BCG evaluation found that the Company’s director compensation was comparable to median values of our peer group. Based on this assessment and the Committee’s review of the information, it was determined that director compensation for 2020 should remain the same as it was for 2019; provided, however, it was determined that, as an employee and executive officer of the Company, Mr. Schroeder would no longer receive separate compensation as a director. As discussed previously, Mr. Schroeder’s base salary, as Chairman and CEO of the Company, was increased to reflect the discontinuation of director compensation.
For services as directors during the current annual period that commenced July 1, 2020, the Company compensates its non-employee directors through an annual retainer of $25,000 paid in cash during 2020 in a lump sum (which was earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance) and an additional attendance fee of $850 for each meeting of the Board that is attended during this period and $850 for each committee meeting that is attended during this period (with the exclusion of the CEO who does not receive attendance fees for meetings of committees for which he is an ex officio member). The Company also paid, for services of directors during 2020, supplemental cash retainers to the Board’s two co-lead independent directors (Messrs. Klem and Seger) in the amount of $15,000 each, and to its committee chairs, as follows: (i) $8,500 to Mr. Root, as Chairman of the Board’s Audit Committee; (ii) $5,000 to Mr. Klem, as Chairman of the Board’s Governance/Nominating Committee; (iii) $5,000 to Mr. Bawel, as Chairman of the Board’s Compensation/Human Resources Committee; and (iv) $5,000 to Mr. Fine, as Chairman of the Board’s Credit Risk Management Committee.
Non-employee members of the Board who serve on the board of directors (including any regional advisory board) of at least one of the subsidiaries receives additional compensation for his or her service to such subsidiaries in the form of director/advisory fees for meetings actually attended of (i) $850 per meeting of the board of directors of German American Bank (the Company’s bank subsidiary), (ii) $850 for any meeting of a committee of the board of directors of our bank subsidiary or for any meeting of any regional advisory board of the bank subsidiary, (iii) $850 per meeting of the board of directors of German American Insurance, Inc., and (iv) an aggregate of $850 for the meetings of (A) the board of directors of German American Investment Services, Inc. and (B) the Wealth Advisory (Trust) Oversight Committee (which meetings occur sequentially on a quarterly basis). Additionally, those directors who travel from their primary residence or principal place of business, which is located outside of Dubois County, Indiana or the Indiana counties immediately adjacent to Dubois County, to meetings held at the Company’s headquarter offices, will be paid a $50 daily travel allowance in connection with his/her in-person attendance at board or assigned committee meetings.
Non-employee members of the Board who attend sessions of the Board of the Company, or of the Board’s committees that are held concurrently with sessions of the board of directors of the bank subsidiary (German American Bank) or of committees of that subsidiary’s board of directors receive a single meeting fee of $850 for the combination of the two concurrent meetings.
On December 21, 2020, the Board granted 789 shares of restricted common stock of the Company as an additional retainer to the current non-employee members of the Board of Directors under the 2019 LTI Plan. Accordingly, 789 shares of common stock of the Company (restricted as to transferability and vesting under the terms of the Board resolutions granting the awards) were issued to each of the Company’s thirteen (13) non-employee directors effective as of the close of business on December 21, 2020, or an aggregate of 10,257 shares. Under the terms of the award resolutions (except with respect to Messrs. Klem and Snowden), none of the grants of restricted stock will be transferable prior to December 31, 2021, and each award will be (i) fully forfeited and all shares issued under the award will be canceled should the holder of the award not continue in service as a director of the Company through December 31, 2021 for any reason other than death or disability, and (ii) subject to a 50% forfeiture (for any reason other than disability) should a director fail to attend in person at least 75% of the aggregate number of meetings of the Board and the other corporate, subsidiary or affiliate boards and committees on which he or she was a member during the period commencing on January 1, 2021, through December 31, 2021, or fail to attend (other than by reason of disability or illness or bona fide emergency) the Company’s annual meeting of shareholders held in 2021.
In the case of Messrs. Klem and Snowden (each of whom, as discussed above, is leaving our Board following this year’s annual meeting), the award resolutions specified that, in lieu of the December 31, 2020 measurement date specified above, the date of May 20, 2021 be used as the date for measuring vesting of their restricted stock awards.
We feel director equity grants are an important part of our director compensation program as they truly tie the directors to the shareholders they represent. Non-employee directors are expected to attain an investment position in shares of our common stock (measured by the same rules as are used for determining the number of shares beneficially owned in our annual meeting proxy statement) equal to a multiple of three times their current total annual cash and equity retainer of $50,000.
The table below shows all compensation paid during 2020 to our directors who served during 2020 and who were not also Executive Officers in 2020. Please note that Mr. Schroeder is the only Executive Officer who is also a director. Beginning with the director’s 2020-2021 compensation cycle, Mr. Schroeder no longer receives separate compensation as an employee director.
DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards	Non-Equity Incentive Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)
Zachary W. Bawel	54,650	24,972	―	―	―	―	79,622
Marc D. Fine	63,400	24,972	―	―	―	―	88,372
Jason M. Kelly	46,250	24,972	―	―	―	―	71,222
U. Butch Klem	83,250	24,972	―	―	―	―	108,222
J. David Lett	53,900	24,972	―	―	―	―	78,872
Lee A. Mitchell	38,150	24,972	―	―	―	―	63,122
Chris A. Ramsey	44,600	24,972	―	―	―	―	69,572
M. Darren Root	55,300	24,972	―	―	―	―	80,272
Christina M. Ryan	41,600	24,972	―	―	―	―	66,572
Thomas W. Seger	80,700	24,972	―	―	―	―	105,672
Jack W. Sheidler	41,700	24,972	―	―	―	―	66,672
Raymond W. Snowden	51,350	24,972	―	―	―	―	76,322
Tyson J. Wagler	44,600	24,972	―	―	―	―	69,572

(1)
See description above regarding the grant on December 21, 2020 of 789 restricted shares to each of the non-employee directors. The market value of the restricted shares was computed based on the closing market price of the Company’s Common Shares on December 21, 2020 of $31.65. Subject to the continued service and attendance obligations described above, such restricted shares will vest on December 31, 2021 (except with respect to Messrs. Klem and Snowden whose shares will vest on May 20, 2021).

TRANSACTIONS WITH RELATED PERSONS
Since January 1, 2020, we have not participated in any transaction or series of related transactions (and there is no currently proposed transaction as of the date of this proxy statement) that involved (or is proposed to involve) an amount greater than $120,000 in which any of our directors, Executive Officers or members of their immediate families had (or would have) a direct or indirect material interest.
The Company’s bank subsidiary has (and expects to continue to have in the future) loan transactions in the ordinary course of business with directors and officers of the Company and their associates and members of their immediate families. These loans have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features, and none of them are disclosable by us as nonaccrual, past due, restructured or potential problems (as those terms are defined by an SEC industry guide applicable to disclosures by bank holding companies).
As required by the listing standards of Nasdaq, the Audit Committee of our Board has the authority and responsibility for reviewing and approving all related party transactions of a type and size that would be required to be reported to shareholders and the SEC under the rules of the SEC for disclosure of related person transactions. Accordingly, transactions in which we participate (or are proposed to participate) that are covered by this review and approval requirement include but are not limited to most types of financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships, in which any of our directors, Executive Officers or members of their immediate families have a direct or indirect material interest (as determined in accordance with the SEC rules) and involve an amount in excess of $120,000. Certain types of transactions are not reportable in our annual meeting proxy statements under the SEC related person transaction disclosure rules, however, and therefore do not require Audit Committee review, including:
•
loan transactions of our Company’s bank subsidiary in which our directors, Executive Officers or members of their immediate families may have a direct or indirect material interest, if such loans satisfy the standards (described by the preceding paragraph) for non-disclosure under the SEC rules;

•
payments of dividends made by us to our directors and our Named Executive Officers solely as a result of their ownership of our common shares;

•
compensation paid by us to our directors and to our Named Executive Officers that is disclosable as compensation in our annual meeting proxy statements and is in fact disclosed as such; and

•
compensation paid to any Executive Officer (other than a Named Executive Officer) if he or she is not an immediate family member of another Executive Officer or director, such compensation would have been reportable as compensation in this proxy statement if he or she were a Named Executive Officer for the year in question, and the compensation has been approved by our Compensation/Human Resources Committee.

Neither our Board nor its Audit Committee has adopted any written statement of policies and procedures to be applied in reviewing any such related person transactions, other than the provision in the Audit Committee charter described above that defines the types of transactions requiring review and approval. The Audit Committee, however, in reviewing and approving any such related person transaction, would be bound to abide by the standards of loyalty and care established by the Indiana Business Corporation Law for directors of corporations (like the Company) that are incorporated under Indiana law. These standards require that the directors on the Audit Committee, based on the facts then known to them, discharge their duties as members of the Audit Committee in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner that they reasonably believe to be in the best interests of the Company.

PROPOSAL 2
ADVISORY VOTE ON THE APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its charter, the Audit Committee of our Board has selected the firm of Crowe LLP (“Crowe”), an independent registered public accounting firm, to be the Company’s auditors for the fiscal year ending December 31, 2021, and our Board is asking shareholders (on a non-binding advisory basis) to approve that appointment. We are not required to have the shareholders approve the selection of Crowe as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not approve the selection, the Audit Committee will reconsider the retention of Crowe, but ultimately may decide to retain Crowe as the Company’s independent auditor. Even if the selection is approved, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
Before selecting Crowe, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm’s efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Crowe in all of these respects. The Company has been advised by Crowe that neither it nor any of its associates has any direct or material indirect financial interest in the Company.
Crowe served as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements and internal control over financial reporting for 2020 and has been engaged by the Company’s Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements and internal control over financial reporting for 2021. Representatives of Crowe will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Our Board recommends that shareholders vote “FOR” approval of the appointment of Crowe as the Company’s independent registered public accounting firm for fiscal 2021.
Required Vote of Shareholders
The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to approve the appointment of Crowe.
Our Board recommends that you vote FOR the proposal to approve Crowe as the Company’s registered independent public accounting firm for 2021 (Proposal 2 on the proxy card).

SECTION 16(A): BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and Executive Officers and persons who beneficially own more than ten percent of the Company’s Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Company’s Common Shares and other equity securities. We prepare and file these reports on behalf of our directors and Executive Officers. To our knowledge, all Section 16(a) reporting requirements applicable to our directors and Executive Officers were satisfied in a timely manner, years, except for the inadvertent failure of each director to timely report on Form 4 the grant of shares of restricted stock on December 21, 2020.
SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING
A shareholder desiring to submit a proposal for inclusion in the Company’s proxy statement for the annual meeting of shareholders to be held in the year 2022 must deliver the proposal so that it is received by the Company no later than December 6, 2021.
If notice of any other shareholder proposal intended to be presented at the 2022 annual meeting is not received by the Company on or before February 19, 2022, the proxy solicited by our Board for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.
Any proposals or notices should be mailed to the Chairman of the Governance/Nominating Committee of the Board of Directors, in care of the Corporate Secretary, at German American Bancorp, Inc., 711 Main Street, P. O. Box 810, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested.

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German American Bancorp, Inc.

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2021 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold
01 - Marc D. Fine	☐	☐
02 - Jason M. Kelly	☐	☐
03 - Christina M. Ryan	☐	☐
04 - Tyson J. Wagler	☐	☐

For	Against	Abstain
☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — GERMAN AMERICAN BANCORP, INC.

Proxy Solicited by Board of Directors for Annual Meeting of Shareholders — May 20, 2021

U. Butch Klem and Raymond W. Snowden, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of German American Bancorp, Inc. to be held on May 20, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed on the reverse side. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

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